SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant     ☑
Filed by a Party other than the Registrant     ☐

Check the appropriate box:

☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑           Definitive Proxy Statement

☐           Definitive Additional Materials

☐           Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Capitol Bancorp Limited

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑           No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)          Title of each class of securities to which transaction applies:

(2)          Aggregate number of securities to which transaction applies:

(3)          Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)          Proposed maximum aggregate value of transaction:

(5)          Total fee paid:

☐           Fee paid previously with preliminary materials.

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)           Amount Previously Paid:
(2)           Form, Schedule or Registration Statement No.:
(3)           Filing Party:
(4)           Date Filed:

March 19, 2010

Dear Shareholder:

You are cordially invited to attend the 2010 Annual Meeting of Shareholders (the Annual Meeting) of Capitol Bancorp Limited (Capitol) to be held at the Capitol Bancorp Center, 200 N. Washington Square, Lansing, Michigan, on Wednesday, April 28, 2010 at 4:00 p.m., Eastern Standard Time.

The attached Notice of Annual Meeting of Shareholders and Proxy Statement describe the formal business to be transacted at the Annual Meeting.  Shareholders will be asked to elect six Class III directors, to ratify the appointment of BDO Seidman, LLP as independent auditors and to consider any other business that may properly come before the Annual Meeting.

During the Annual Meeting, management will also report on the operations of Capitol.  Directors and executive officers of Capitol will be present to respond to questions that you may have.

Your vote is important regardless of the number of shares you own or whether you attend the Annual Meeting or not.  Whether or not you plan to attend the Annual Meeting, please vote as soon as possible.  If you attend the Annual Meeting, you may withdraw your proxy and vote in person, even if you have previously voted.

Sincerely,

JOSEPH D. REID
Chairman and Chief Executive Officer

[The remainder of this page is intentionally left blank.]

CAPITOL BANCORP LIMITED

Capitol Bancorp Center 200 N. Washington Square Lansing, Michigan 48933	2777 E. Camelback Road, Suite 375 Phoenix, Arizona 85016

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on Wednesday, April 28, 2010

Under the Securities and Exchange Commission (the SEC) rules, you are receiving this Notice that the proxy materials for the 2010 Annual Meeting of Shareholders (the Annual Meeting) of Capitol Bancorp Limited (Capitol) are available on the Internet.

The Annual Meeting will be held on the second floor of the Capitol Bancorp Center, 200 N. Washington Square, Lansing, Michigan on Wednesday, April 28, 2010 at 4:00 p.m., Eastern Standard Time.

The Annual Meeting is for the purpose of considering and acting upon the following proposals:

1.	To elect a total of six Class III directors to hold office for three years until their successors are elected and qualified, or upon their earlier resignation or removal.
2.	To ratify the appointment of BDO Seidman, LLP, as Capitol’s independent auditors for the year ending December 31, 2010.
3.	To conduct such other business as may properly come before the Annual Meeting or any adjournments thereof.

Capitol's Board of Directors is not aware of any other business to come before the Annual Meeting.

Action may be taken on the foregoing proposals at the Annual Meeting on the date specified, or on any dates to which, by original or later adjournment, the Annual Meeting may be adjourned.  Shareholders of record at the close of business on March 2, 2010 are entitled to vote at the Annual Meeting and any adjournments thereof.

Capitol is pleased to take advantage of the SEC rules that allow public companies, like Capitol, to furnish proxy materials to their shareholders via the Internet.  These rules enable Capitol to provide its shareholders with the information they need while reducing mailing and printing costs.

Your vote is important.  Whether or not you attend the Annual Meeting in person, it is important that your shares be represented.  We urge you to vote your shares via the toll-free telephone number or over the Internet as described in the enclosed materials.  If you received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided.  Your vote can be changed if you attend the Annual Meeting, withdraw your proxy and vote in person.  Please vote as soon as possible.

March 19, 2010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on April 28, 2010:

Capitol’s Proxy Statement and the 2009 Annual Report to Shareholders are currently available at http://www.capitolbancorp.com/AR2009, which does not have “cookies” that identify visitors to the site.
Capitol’s 2009 Report on Form 10-K will be available on this site after March 31, 2010.

The Notice of Internet Availability was first mailed to shareholders on or about March 19, 2010.  The cost of solicitation of proxies will be borne by Capitol.  The prompt voting by shareholders will save the expense of further requests for proxies in order to obtain a quorum.

NO MATTER HOW MANY SHARES YOU OWNED ON THE RECORD DATE, YOUR VOTE IS IMPORTANT.

Capitol Bancorp Center 200 N. Washington Square Lansing, Michigan 48933	2777 E. Camelback Road, Suite 375 Phoenix, Arizona 85016

ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING

When is the Annual Meeting?

Wednesday, April 28, 2010 at 4:00 p.m., Eastern Standard Time.

Where will the Annual Meeting be held?

At the Capitol Bancorp Center, Second Floor, 200 N. Washington Square, Lansing, Michigan.

Why am I receiving these materials?

As permitted by SEC rules and regulations for public companies, Capitol is making this Proxy Statement, the proxy card and its annual report to shareholders (the proxy materials) available to you electronically via the Internet.  On March 19, 2010, Capitol mailed to its shareholders a notice (the Notice) containing instructions on how to access and review the proxy materials and how to vote online.  If you received the Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you make a specific request.  If you would like a printed copy of the proxy materials, please follow the instructions for requesting these materials that are included in the Notice.  Shareholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

What is included in these materials?

These materials include:

•	Capitol's Proxy Statement for the Annual Meeting; and
•
Capitol's 2009 Annual Report to Shareholders, which includes its consolidated financial statements as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009.

If you requested these materials by mail, these materials also include the proxy card for the Annual Meeting.

What items will be voted upon at the Annual Meeting?

Shareholders will be voting on the following matters:

1.	The election of six Class III directors to hold office for three years and until their successors are elected and qualified, or upon their earlier resignation or removal.
2.	The ratification of the appointment of BDO Seidman, LLP, as independent auditors for the year ending December 31, 2010.
3.	Other business that may properly come before the Annual Meeting or any adjournment thereof.

Can I vote my shares of Capitol by filling out and returning the Notice of Internet Availability?

No.  The Notice of Internet Availability has instructions on how to request a paper copy of the proxy card and related proxy materials by phone, e-mail or through the Internet.  If you request a paper copy, the materials will be sent to you by first class mail within three business days of your request.

How can I get electronic access to the proxy materials?

The Notice provides instructions regarding how to:

•	View the proxy materials for the Annual Meeting through the Internet at
http://www.capitolbancorp.com/AR2009; and
•	Instruct Capitol to send its future proxy materials to you by e-mail.

Choosing to receive future proxy materials by e-mail will provide you the convenience of accessing materials from wherever you have Internet access, will save Capitol the cost of printing and mailing documents to you and will reduce the environmental impact of printed materials.  If you choose to receive future proxy materials electronically, you will receive an e-mail notification next year with instructions and a link to those materials, including a link to the proxy voting site.  Your election to receive proxy materials by e-mail will remain in effect until you change those instructions.

Who can vote?

You are entitled to vote if Capitol's stock transfer agent's records show that you held shares of Capitol's common stock as of the close of business on March 2, 2010, the record date.

Each shareholder is entitled to one vote for each share of Capitol’s common stock held on March 2, 2010.  As of March 2, 2010, there were 17,544,501 shares of common stock issued and outstanding.  Common stock is Capitol's only outstanding class of voting securities.  Capitol's shareholders previously authorized the issuance of 20,000,000 shares of preferred stock, however, no shares of preferred stock have been issued to date.

How do I vote?

You can vote on matters that are properly presented at the Annual Meeting in four ways:

•	By Internet at http://www.proxyvote.com by following the instructions provided; or
•	By phone by calling toll-free 1-800-690-6903 and following the instructions; or
•	By requesting and returning a proxy card by mail; or
•	By attending the Annual Meeting and casting your vote in person.

If you vote by telephone or the Internet, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned a proxy card.

Unless you instruct otherwise, your proxies will vote your shares FOR the election of each of the six Class III director nominees nominated by Capitol's Board of Directors, FOR the ratification of the appointment of BDO Seidman, LLP, as independent auditors for 2010 and in the discretion of the proxies on any other proposal properly presented and considered at the Annual Meeting.

How do I vote if my shares of Capitol are held in "street name"?

If your shares are held in an account at a brokerage firm, a bank, or other nominee, then that party is considered the shareholder of record for voting purposes and should give you instructions for voting your shares of Capitol.  As a beneficial owner, you have the right to direct that organization on how to vote the shares of Capitol held in your account.

How do I change or revoke my proxy?

Shareholders who execute proxies retain the right to revoke them at any time before they are exercised.  Unless revoked, the shares represented by such proxies will be voted at the Annual Meeting and all adjournments thereof.  Proxies may be revoked by written notice to the Secretary or by the filing of a later proxy prior to a vote being taken on a particular proposal at the Annual Meeting.  A proxy will not be voted if a particular shareholder attends the Annual Meeting and revokes his/her proxy by notifying the Secretary at the Annual Meeting.  Any shareholder who attends the Annual Meeting and revokes their proxy may vote in person.  However, your attendance at the Annual Meeting alone will not revoke your proxy.  If you instructed a broker, bank or other nominee to vote your shares and you would like to revoke or change your vote, then you must follow their instructions.  Proxies solicited by Capitol's Board of Directors will be voted according to the directions given therein.  Where no instructions are indicated, proxies will be voted FOR the election of each of the six Class III director nominees nominated by Capitol's Board of Directors, FOR the ratification of the appointment of BDO Seidman, LLP, as independent auditors for 2010 and in the discretion of the proxies on any other proposal considered at the Annual Meeting.

If I vote in advance can I still attend the Annual Meeting?

Yes.  You are encouraged to vote promptly by Internet or telephone, or request a proxy card by mail, so your shares will be represented at the Annual Meeting.  However, voting your shares of Capitol by proxy does not affect your right to attend the Annual Meeting and vote your shares in person.

What constitutes a quorum and how many votes are required for the proposals?

Capitol will have a quorum and will be able to conduct the business of the Annual Meeting if the holders of a majority of the votes that shareholders are entitled to cast are present at the Annual Meeting, either in person or by proxy.  There were 17,544,501 shares of Capitol's common stock issued and outstanding as of March 2, 2010, the record date.  A majority of the issued and outstanding shares, or 8,772,252 shares, present or represented by proxy constitutes a quorum.  A quorum is required to conduct business at the Annual Meeting.

Routine and Non-Routine Proposals.  New York Stock Exchange (NYSE) rules determine whether proposals presented at shareholder meetings of public companies are routine or not routine.  If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote on the proposal without receiving voting instructions from the owner.  If a proposal is not routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions.  A broker non-vote occurs when the broker or other entity is unable to vote on a proposal because the proposal is not routine and the owner does not provide any instructions.

Capitol has been advised by the NYSE that the election of the Class III directors is not a routine item.  The ratification of the appointment of the independent auditors is considered to be a routine item.

Broker Vote. If you hold your shares in a bank or brokerage account, you should be aware that if you fail to instruct your bank or broker how to vote within 10 days of the Annual Meeting, the bank or broker is permitted to vote your shares in its discretion on your behalf on routine items. While banks and brokers have historically cast their votes on routine items in support of management in the absence of instructions from their clients, some firms are now casting uninstructed votes in the same proportion as their clients' instructed votes.  Thus, if you want to assure that your shares are voted in accordance with your wishes on Proposal 2, the routine matter in this Proxy Statement, you should complete and return your voting instruction form before April 16, 2010.

Votes Required for the Election of Directors and Approval of the Proposals.  To elect each of the nominees for Class III directors and ratify the appointment of BDO Seidman, LLP, as independent auditors, the following proportion of votes is required:

Item	Vote Required	Impact of Abstentions and Broker Non-Votes, if any
Election of six Class III directors	Plurality of votes cast	Not considered as votes cast
Ratification of appointment of independent auditors	Approval of the majority of the votes cast	Not considered as votes cast

Effect of Not Casting Your Vote.  If you hold your shares in street name, it is critical that you cast your vote if you want it to count for Proposal 1, the election of directors.  In the past, if you held your shares in street name and did not indicate how you wanted your shares voted in the election of directors, your bank or broker was allowed to vote those shares on your behalf in the election of directors as they felt appropriate.  Recent changes in regulations were made to eliminate the ability of your bank or broker to vote your uninstructed shares in the election of directors on a discretionary basis.  Therefore, if you hold your shares in street name and do not instruct your bank or broker how to vote in the election of directors, no votes will be cast on your behalf.  Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of Capitol's independent auditors in Proposal 2.  If you are a shareholder of record and you do not cast a vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting that are not routine.

Capitol's policy is to keep the proxy cards, ballots and voting tabulations that identify individual shareholders confidential.  However, exceptions to this policy may be necessary in some instances to comply with legal requirements and, in the case of any contested proxy solicitation, to verify the validity of proxies presented by any person and the results of the voting. Inspectors of election and any employees of Capitol associated with processing proxy cards or ballots and tabulating votes must acknowledge their responsibility to comply with this policy of confidentiality.

How can I find out the voting results?

You can find the preliminary voting results of the Annual Meeting in Capitol's Current Report on Form 8-K, which Capitol will file with the SEC on or before May 4, 2010.

What is the recommendation of Capitol's Board of Directors?

Capitol's Board recommends that each shareholder vote FOR each of the nominees for Class III directors and FOR the ratification of the appointment of BDO Seidman, LLP, as independent auditors for the year ending December 31, 2010.

Who pays for the solicitation of proxies?

The accompanying proxy is being solicited by Capitol's Board of Directors.  Capitol will bear the cost of soliciting the proxies.  Officers and other management employees of Capitol will receive no additional compensation for the solicitation of proxies and may use mail, e-mail, personal interview and/or telephone to solicit proxies for the Annual Meeting.

Does Capitol send multiple proxy statements to two or more shareholders who share an address?

Capitol intends to send only one Notice of Internet Availability or set of proxy materials to shareholders who share the same address and name unless Capitol has received contrary instructions.  If shareholders desire to have their own copy, they may notify Capitol of that fact either orally or in writing.  Notifications can be directed to Capitol at the Capitol Bancorp Center, 200 N. Washington Square, Lansing, MI 48933 or by telephone at (517) 487-6555.  Similarly, shareholders may also contact Capitol if they receive multiple copies of the Notice or proxy materials and would prefer to receive a single copy in the future, which will help reduce mailing and printing costs.

When are shareholders' proposals due for Capitol's 2011 Annual Meeting?

In order for a shareholder proposal to be considered for inclusion in Capitol's proxy statement for its 2011 Annual Meeting, the written proposal must be received at Capitol's principal executive offices at the Capitol Bancorp Center, 200 N. Washington Square, Lansing, MI 48933, Attention: Secretary, on or before November 19, 2010.  The use of certified mail, return receipt requested, is advised when submitting such a proposal.  The proposal must comply with SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

Capitol's bylaws provide that a shareholder may nominate a director for election at the annual meeting, or may present from the floor a proposal that is not included in the proxy statement, if proper written notice is received by the Secretary of Capitol at its principal executive offices in Lansing, Michigan at least 120 days and no more than 180 days in advance of the anniversary of the prior year's annual meeting.  For the 2011 Annual Meeting, director nominations and shareholder proposals must be received no later than December 29, 2010 and no earlier than October 30, 2010.  The nomination or proposal must contain the specific information required by Capitol's bylaws.  You may request a copy of Capitol's bylaws by mail to the attention of Capitol's Secretary, Capitol Bancorp Limited, Capitol Bancorp Center, 200 N. Washington Square, Lansing, MI 48933 or by telephone at (517) 487-6555.  Shareholder proposals that are received after December 29, 2010, may not be presented in any manner at the 2011 Annual Meeting.

PROPOSAL ONE: ELECTION OF DIRECTORS

Capitol's amended and restated bylaws establish that the number of directors shall not be less than five nor more than twenty-five.  Currently, Capitol's Board of Directors has set the number of directors at eighteen.  The bylaws provide that its Board of Directors be split into three classes, Class I, Class II and Class III.  Class I currently has five directors, Class II has seven directors and Class III has six directors.  Class III directors will be elected for a term of three years at the 2010 Annual Meeting.  Accordingly, in 2011, shareholders will be electing only Class I directors for a three-year term, and in 2012, shareholders will be electing only Class II directors for a three-year term.

Unless otherwise directed in the proxy, the persons named in the proxy intend to vote the shares represented by each properly executed proxy for the election of the directors for a three-year term and until their successors are duly elected and qualified, or until their earlier resignation or removal.  If any nominee at the time of election is unavailable or unwilling to serve, which is not presently anticipated, it is intended that the persons named in the proxy will vote for an alternate nominee, if designated by the Board of Directors.  Proxies may be voted only for the nominees named or such alternates.  The six nominees receiving the highest number of votes for Class III directors will be elected directors.  All of the nominees are currently directors of Capitol.

There are no arrangements or understandings between any nominee or any of Capitol's directors or executive officers and any other person pursuant to which that nominee, director or executive officer was nominated or elected as a director or an executive officer of Capitol or any of its subsidiaries.

No director or executive officer of Capitol is a party to any material legal proceedings or has a material interest in any such legal proceedings that is adverse to Capitol or any of its subsidiaries.

The following table sets forth the nominees for election at the 2010 Annual Meeting and information furnished by them regarding their age and principal occupation for at least the past five years, as of February 16, 2010.  Except as otherwise disclosed in the biographical information, no director nominee, director or executive officer is related to any other director nominee, director or executive officer by blood, marriage or adoption.  All nominees were nominated by Capitol’s Nominating and Governance Committee.

Class III Directors

Nominees for Election as Class III Directors for Terms Expiring in 2013*

Joseph D. Reid
Mr. Reid is the Chairman, CEO and founder of Capitol. He served as Chairman and CEO of Sun Community Bancorp Limited, which was merged with and into Capitol.  Mr. Reid also serves as the Chairman of Michigan Commerce Bank, an affiliate of Capitol.  He has served as a Director of Capitol and/or its first bank affiliate since inception in 1982.  Mr. Reid is 67 years of age.

Michael L. Kasten
Mr. Kasten is the Vice Chairman of the Board of Capitol.  He is Managing Partner of Kasten Investments, L.L.C.  He formerly was Vice Chairman and Director of Sun Community Bancorp Limited, which was merged with and into Capitol, and currently serves as Director, Chairman and/or Vice Chairman of several of Capitol's affiliates.  Mr. Kasten is 64 years of age and has served as a Director since 1990.

David L. Becker
Mr. Becker is the retired founder of Becker Insurance Agency, P.C.  Mr. Becker was elected to the Board of Capitol in 1990, and served as a charter member of the Board of Directors of Portage Commerce Bank, an affiliate of Capitol, until it merged with and into Michigan Commerce Bank in 2009.  Mr. Becker is 74 years of age.

James C. Epolito
Mr. Epolito is an entrepreneur.  He previously served as President of Delta Dental of Michigan from April 2009 until January 2010, and as President and Chief Executive Officer of the Michigan Economic Development Corporation from 2005 to 2009.  Prior to 2005, he served as President and Chief Executive Officer of the Accident Fund Company.  Mr. Epolito was elected to Capitol's Board in 1999 and is 55 years of age.

Kathleen A. Gaskin
Ms. Gaskin is a retired real estate associate broker.  She was with the firm of Tomie Raines, Inc. from 1992 to 2009, and was a realtor and associate broker from 1968 to 2009.  Ms. Gaskin has been a member of the Board of Directors of Capitol and/or its first bank affiliate since 1982 as a founding Director.  Ms. Gaskin is 68 years of age.

Ronald K. Sable
Mr. Sable is President of Concord Solutions Ltd.  Mr. Sable serves as a member of the Board of Directors of Bank of Tucson, an affiliate of Capitol, and previously served on the Board of three of Capitol's affiliate banks.  Mr. Sable was elected to the Board of Directors of Capitol in 2002 and is 68 years of age.  Mr. Sable is the brother-in-law of Michael F. Hannley, the President and CEO of Bank of Tucson, an affiliate of Capitol.

* John S. Lewis served as a director until his resignation in August 2009.  He assumed the responsibilities of Chairman and CEO of Sunrise Bank of Arizona, an affiliate of Capitol, and is not serving as an officer or director of Capitol in 2010.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS
VOTE "FOR" THE ELECTION OF THE NOMINEES.

INFORMATION REGARDING CAPITOL'S DIRECTORS
NOT CURRENTLY UP FOR ELECTION

The following tables set forth Class I and Class II directors and information furnished by them regarding their age and principal occupation for at least the past five years, as of February 16, 2010.  Except as otherwise disclosed in the biographical information, no director nominee, director or executive officer is related to any other director nominee, director or executive officer by blood, marriage or adoption.

Class I directors have been elected for a term expiring at the 2011 Annual Meeting and Class II directors have been elected for a term expiring at the 2012 Annual Meeting.

Class I Continuing Directors with Terms Expiring in 2011*

Lyle W. Miller
Mr. Miller is the Vice Chairman of Capitol.  He is President of L.W. Miller Holding Company. Mr. Miller is 66 years of age and has served as a founding Director of Capitol and/or its first bank affiliate since 1982.  Mr. Miller also serves as a member of the Board of Directors of Amera Mortgage Corporation.

Paul R. Ballard
Mr. Ballard is a retired Executive Vice President of Capitol and retired President and Chief Executive Officer of Portage Commerce Bank, Capitol's second bank affiliate.  Mr. Ballard has been a Director of Capitol since 1990.  Mr. Ballard is 60 years of age.

Richard A. Henderson
Mr. Henderson, a certified public accountant, is President of Henderson & Associates, P.C. Mr. Henderson served on the Board of Directors of Capitol National Bank, an affiliate of Capitol, for over fifteen years until mid-2009.  Mr. Henderson is 58 years of age and has served on Capitol's Board since 2006.

Lewis D. Johns
Mr. Johns is the President of Mid-Michigan Investment Company.  Mr. Johns formerly served as a member of the Board of Directors of Capitol's affiliate, Nevada Community Bancorp Limited, which was merged with and into Capitol.  He has served on the Board of Directors of Capitol and/or Capitol's first bank affiliate since 1982 as a founding Director and is 66 years of age.

Cristin K. Reid
Ms. Reid is the Corporate President of Capitol.  She was previously Chief Operating Officer, Chief Administrative Officer, Executive Vice President, General Counsel and has served in other various executive capacities at Capitol since 1997.  Ms. Reid was appointed to Capitol's Board of Directors in 2001.  She formerly served on the Boards of Capitol's affiliates Nevada Community Bancorp Limited, which was merged with and into Capitol, Camelback Community Bank, Portage Commerce Bank and Ann Arbor Commerce Bank.  She is currently Chairman of Capitol's affiliate Capitol National Bank, and the Chairman and CEO of Capitol Development Bancorp Limited III, IV, V, VI, VII and VIII.  Ms. Reid is 41 years of age, a daughter of Joseph D. Reid and wife of Brian K. English, Capitol's General Counsel.

* Michael F. Hannley served as a member of the Board of Directors until his resignation in June 2009 and continues to serve as President and CEO of Bank of Tucson.

Class II Continuing Directors with Terms Expiring in 2012

David O'Leary
Mr. O'Leary is the Secretary of Capitol.  He is Chairman of O'Leary Paint Company.  Mr. O'Leary was a founding Director of Capitol and has served as a Director of Capitol and/or its first bank affiliate since 1982 and is 79 years of age.  He formerly served on the Board of Directors of Capitol's affiliate, First California Northern Bancorp, which was merged with and into Capitol, and Bank of San Francisco and Napa Community Bank, which are also affiliates of Capitol.

Michael J. Devine
Mr. Devine is an Attorney at Law and was previously a member of the Board of Directors of Sun Community Bancorp Limited, which was merged with and into Capitol.  Mr. Devine is 68 years of age, has served as a Director of Capitol since 2002 and has regularly served as a Director and/or Chairman of several of Capitol's bank affiliates.   Additionally, he currently serves as Chief of the Special Assets Group of Michigan Commerce Bank, an affiliate of Capitol.

Gary A. Falkenberg, D.O.
Dr. Falkenberg is a retired doctor of osteopathic medicine.  Dr. Falkenberg was a founding Director of Capitol and has served as a Director of Capitol and/or its first bank affiliate since 1982.  Dr. Falkenberg is 71 years of age.

Joel I. Ferguson
Mr. Ferguson is Chairman of Ferguson Development, LLC and a Director of Maxco, Inc.  Mr. Ferguson formerly served as a member of the Board of Directors of Capitol's affiliate, Nevada Community Bancorp Limited, which was merged with and into Capitol.  Mr. Ferguson joined the Board of Capitol and/or its first bank affiliate in 1982 as a founding Director.  Mr. Ferguson is 71 years of age.

H. Nicholas Genova
Mr. Genova is Chairman and CEO of Washtenaw News Company, Inc. and President of H. N. Genova Development Company and Delivery Unlimited.  Mr. Genova previously served on the Board of Directors of Ann Arbor Commerce Bank, an affiliate of Capitol, until it was merged with certain other affiliates of Capitol and was renamed Michigan Commerce Bank in 2009.  Mr. Genova was elected to Capitol's Board in 1992 and is 70 years of age.

Steven L. Maas
Mr. Maas is co-owner of River Valley Title, LLC and an attorney.  He is also Vice President and Treasurer of Maas Asset Management, Inc. and a Member of T & S Maas Investment Group, LLC.  He formerly served as a member of the Board of Directors of Grand Haven Bank and Portage Commerce Bank, which were affiliates of Capitol that were merged with and into Michigan Commerce Bank in 2009.  Mr. Maas was elected to the Board of Capitol in 2009 and is 51 years of age.

Myrl D. Nofziger
Mr. Nofziger is President of Hoogenboom Nofziger and previously served as a member of the Board of Directors of Capitol's affiliate, Indiana Community Bancorp Limited, which was merged with and into Capitol.  Mr. Nofziger was elected to the Board of Capitol in 2003 and is 70 years of age.

Role of the Board of Directors

Pursuant to Michigan law and Capitol's bylaws, Capitol's business, property and affairs are managed under the direction of its Board of Directors.  Capitol’s Board of Directors has responsibility for establishing broad corporate policies and for Capitol's overall performance and direction, but is not involved in Capitol's day-to-day operations.  Members of the Board of Directors are kept informed of the issues facing Capitol by participating in board and committee meetings and by reviewing information provided to them on a periodic basis.  Board members also have ongoing discussions with Capitol's executive officers to update them on matters relating to Capitol.

Independence of Directors

Capitol's Board of Directors currently consists of 18 members, over 75 percent of whom are "independent" as defined under the corporate governance standards of the NYSE.  The Board has adopted categorical standards for determining whether a director is independent and has no material relationships with Capitol.  Under these standards adopted by the Board and defined by NYSE, absent other material relationships with Capitol that the Board of Directors believes to jeopardize a director's independence from management, a director will be independent unless the director or any of his or her immediate family members had any of the following relationships with Capitol: employment during any of the past three years (as an executive officer in the case of family members); the receipt of more than $120,000 per year in direct compensation (other than director fees and pension or other forms of deferred compensation for prior service not contingent upon continued service) during any of the past three years; is now, or within the past three years was, a current partner of the internal or external auditor or an employee of such a firm and personally worked on Capitol's audit; employment with another company where any executive officers of Capitol serve or have served on that company's compensation committee during any of the past three years; being an executive officer of a charitable organization to which Capitol contributed the greater of $1 million or 2% of such charitable organization's consolidated gross revenues in any single fiscal year during the preceding three years; or being an executive officer of a company that makes payments to, or receives payments from, Capitol for property or services in a fiscal year in an amount in excess of the greater of $1 million or 2% of such other company's consolidated gross revenues.

In addition, if any business relationship described in the last clause of the preceding paragraph is a lending relationship, deposit relationship, or other banking or commercial relationship between Capitol or its banks, on the one hand, and an entity with which the director or family member is affiliated by reason of being a director, officer or a significant shareholder thereof, on the other hand, such relationships must meet the following criteria: (1) it must be in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons; and (2) with respect to extensions of credit by an affiliate or subsidiary of Capitol to such entity: (a) such extensions of credit have been made in compliance with applicable law, including Regulation O of the Board of Governors of the Federal Reserve and Section 13(k) of the Exchange Act and (b) no event of default has occurred and is continuing beyond any period of cure.

Capitol's Board of Directors considers all relevant facts and circumstances and the application of the categorical standards and, based on its review of this information, affirmatively determined that the directors identified below as "independent" do not have any material relationships with Capitol.  There were not any transactions, relationships or relationships not disclosed pursuant to Item 404(a) of Regulation S-K of the SEC that were considered by the Board of Directors under the applicable independence definitions in determining that the director is independent.

Independent Directors

Following are the names of each current member of Capitol's Board of Directors for whom an affirmative determination of independence has been made:

Paul R. Ballard	David L. Becker	James C. Epolito
Gary A. Falkenberg	Joel I. Ferguson	Kathleen A. Gaskin
H. Nicholas Genova	Richard A. Henderson	Lewis D. Johns
Michael L. Kasten	Steven L. Maas	Lyle W. Miller
Myrl D. Nofziger	David O’Leary	Ronald K. Sable

The Board of Directors has determined that Lewis D. Johns is an independent director as his related party transaction discussed elsewhere herein does not represent a material portion of his income.  (See “Certain Relationships and Related Transactions”).

Non-Independent Directors

In addition, based on such standards, Capitol’s Board of Directors determined that: (a) Michael J. Devine is not independent because a significant portion of his income is generated from his service to Capitol and its subsidiaries as a consultant; (b) Michael F. Hannley, who resigned from the Board in June 2009, was not independent because he is President and CEO of Bank of Tucson, an affiliate of Capitol; (c) John S. Lewis, who resigned from the Board in August 2009, was not independent because he previously served as President of Bank Performance for Capitol and currently serves as Chairman and CEO of Sunrise Bank of Arizona, an affiliate of Capitol; (d) Joseph D. Reid is not independent because he is the CEO and Chairman of Capitol and holds more than 5% of the outstanding shares of Capitol's common stock; and (e) Cristin K. Reid is not independent because she is the Corporate President of Capitol.

CORPORATE GOVERNANCE

Nominations for Directors

Capitol’s Nominating and Governance Committee will consider nominees for director that are recommended by shareholders.  A shareholder wishing to recommend a director candidate for consideration by the Nominating and Governance Committee should send such recommendation to the Secretary of Capitol at Capitol Bancorp Limited, Capitol Bancorp Center, 200 N. Washington Square, Lansing, MI 48933, who will then forward it to the Nominating and Governance Committee.  Any such recommendation should include a description of the candidate's qualifications for board service, the candidate's written consent to be considered for nomination and to serve if nominated and elected, addresses and telephone numbers for contacting the shareholder and the candidate for more information and any other information concerning such candidate that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended.  A shareholder who wishes to nominate an individual as a director candidate at the annual meeting of shareholders rather than recommend the individual to the Nominating and Governance Committee as a nominee must comply with the advance notice requirements set forth in Capitol's bylaws, as amended (see "Shareholder Proposals" for more information on these procedures).  The Nominating and Governance Committee will evaluate shareholder-recommended director candidates in the same manner it evaluates director candidates identified by other means.

The Board of Directors and the Nominating and Governance Committee periodically review the size of the Board of Directors.  In considering candidates for the Board of Directors, the Nominating and Governance Committee first considers the evolving needs of the Board and searches for candidates that fill any current or anticipated future need.  The Committee then considers the entirety of each candidate's credentials and does not have any specific minimum qualifications that must be met by a Nominating and Governance Committee recommended nominee.  Each individual is evaluated in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of Capitol's business and represent shareholder interests through the exercise of sound judgment using its diversity of experience.

The Nominating and Governance Committee considers the specific qualities and skills of each candidate and is guided by the following basic selection criteria for all nominees: independence; highest character and integrity; experience and understanding of strategy and policy-setting; financial acumen or other professional, educational or business experience relevant to an understanding of Capitol’s business; technical expertise, experience or specialized skills relevant to Capitol’s business that will add specific value as a Board member; reputation for working constructively with others; ability to represent the interests of Capitol's shareholders, the communities it serves and its employees; and sufficient time to devote to board matters.  The Nominating and Governance Committee also gives consideration to diversity, age, experience and specialized expertise in the context of the needs of the Board of Directors as a whole, including leadership positions in public companies, small or middle market businesses, or not-for-profit, professional or educational organizations.  The Nominating and Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Committee believe that it is essential that the Board members represent diverse viewpoints.  The Nominating and Governance Committee’s nomination process is designed to ensure that the Nominating Committee fulfills its responsibility to recommend candidates that are properly qualified to serve Capitol for the benefit of all of its shareholders.

Each nominee to be elected to the Board at the 2010 Annual Meeting is currently a Director of Capitol standing for re-election.  The Nominating and Governance Committee and Capitol's Board of Directors believe that all of such nominees satisfy the above described director standards.  Accordingly, all of such nominees were selected for re-election by the Board of Directors.  With respect to this year's Annual Meeting of Shareholders, no nominations for director were received from shareholders.

Director Qualifications

In addition to independence, leadership and a high standard of integrity, the Board believes that its members should encompass the right diversity, mix of characteristics and skills for the optimal functioning of the Board in its oversight of the Corporation.  The Board believes it should be comprised of individuals with skills in areas such as organizational leadership and strategic planning, finance and insurance, banking, entrepreneurship, compliance and audit, legal, real estate, accounting, government and governmental relationships and information technology.

When considering whether directors and nominees have the experience, qualifications and skills to enable the Board to satisfy its oversight responsibilities effectively and provide the Board with experience in a wide variety of areas, the Nominating and Governance Committee focused primarily on the information discussed in each Director's individual biographies set forth on pages 7 through 9.  Set forth below are the conclusions reached by the Board with regard to its nominees, as well as those Class I and Class II directors whose terms expire in 2011 and 2012.

All of the members of the Board possess management expertise through their leadership positions.  With regard to Mr. Reid, the Board considered the many years of leadership experience that he has with Capitol, which the Board believes provides him with unique insights into the Corporation’s challenges, as well as intimate knowledge of its operations, and best positions him to lead the Corporation in its day-to-day operations as well as in its strategic planning.  As Corporate President of Capitol, Ms. Reid is best positioned to provide knowledge of the day-to-day administration of Capitol.

Experience in the financial industry is exhibited by Messrs. Ballard, Becker, Epolito, Ferguson, Kasten, Miller and Reid, and Ms. Reid.  Mr. Ballard served as President, CEO and as a member of the board of directors of Portage Commerce Bank from its inception in 1988 until 2009 when it merged with and into Michigan Commerce Bank, and this experience provides him with insight into Capitol’s affiliate bank operations.  With regard to Mr. Becker, the Board considered Mr. Becker’s experience as founder of Becker Insurance Agency and 24 years of experience managing that insurance agency.  Mr. Devine has over 20 years of service on the boards of directors of various affiliates of Capitol, several from the formation stages and in the capacity of chairman.  Mr. Epolito has significant business experience in the insurance industry also, and Mr. Ferguson formerly served on the board of directors of Freddie Mac.  Mr. Kasten has over 20 years experience on the boards of directors of various affiliate banks of Capitol, several of which he served as chairman.  Mr. Miller has experience in the financial services industry, with 10 years experience in various areas of banking.  Mr. Reid served as a member of the board of directors of Fincor Holdings, Inc. and Access BIDCO, LLC, and Ms. Reid has served as an officer and director of Access BIDCO, LLC.

The Board also considered the service on various bank affiliates’ boards and committees with regard to Messrs. Ballard, Becker, Devine, Ferguson, Genova, Henderson, Johns, Kasten, Maas, Nofziger, O’Leary, Reid and Sable and Ms. Reid, many of whom served as founding members and chairman.  The extensive knowledge of banking matters that each has as a result of such service is integral to an understanding of the role of community banks.

The Board of Directors considered the strong entrepreneurial background brought by Messrs. Becker, Epolito, Genova, Kasten, Maas, Miller, Nofziger and O’Leary from the operation of their respective business enterprises as this expertise is invaluable to Capitol’s structure and operations.  Mr. Epolito has experience in the areas of corporate compensation and management process and evaluation.  The Board considered Mr. Genova’s successful operation of a news company as chairman and chief executive officer, as well as the management experience that Mr. Maas has through the operation of his asset management firm and several limited liability enterprises.  The Board considered the business leadership experience of Mr. O’Leary, who has spent over 46 years as a corporate officer of a successful paint company, in addition to his years of service as Corporate Secretary of Capitol.

With regard to Dr. Falkenberg, the Board considered his experience in the establishment and operation of a medical professional corporation for 37 years, the founding and operation of a medical imaging company and establishment of a medical residency teaching program, in addition to extensive compliance and audit responsibilities in those roles.

The Board considered the extensive legal background of Messrs. Devine and Maas and Ms. Reid.  Additionally, Mr. Reid has significant legal expertise, with over 20 years served as a trial attorney prior to forming Capitol.

Messrs. Ferguson and Johns both have substantial experience in the field of real estate development, and Mr. Ferguson also has significant community involvement and leadership, especially due to his past appointment with the Lansing City Council and current role as Chair of the Board of Trustees of Michigan State University.  Ms. Gaskin brings her expertise of the real estate industry and extensive community involvement, including prior service as President of the Rotary Club of Lansing.

With regard to Mr. Henderson, the Board considered his significant experience, expertise and background with regard to accounting matters as a certified public accountant, which includes his status as the Corporation’s audit committee financial expert under SEC guidelines.

The Board considered the strategic planning experience, as well as the expertise of government and government relationships of Mr. Sable through his service with the U.S. government and extensive financial and business education.  Mr. Ferguson also provides experience on government relationships.

Both Mr. Epolito and Mr. Sable have experience in the area of information technology.

Communications with the Board

You may send communications to Capitol's Board of Directors as a group and to individual directors.  Such communications should be submitted in writing addressed to Capitol's Board of Directors or to one or more named individual directors in care of David O'Leary, Secretary, Capitol Bancorp Limited, Capitol Bancorp Center, 200 N. Washington Square, Lansing, MI 48933.  All such communications will be forwarded promptly to Capitol's Board of Directors or such named individual directors.

Under NYSE corporate governance listing standards, Michael L. Kasten has been designated as the Lead Director to lead non-management directors’ meetings of the Board.  Capitol's non-management directors meet at regularly scheduled executive sessions without Capitol's management present.  The directors hold these regularly scheduled meetings to provide opportunity for open discussion regarding Capitol and its management.  Shareholders and other interested parties may communicate with Capitol's Lead Director or non-management independent directors as a group by writing to "Lead Director" (if the intended recipient is the Lead Director or the non-management directors as a whole), c/o Secretary, Capitol Bancorp Limited, Capitol Bancorp Center, 200 N. Washington Square, Lansing, MI 48933.  Correspondence sent by mail will be reviewed by Capitol's Secretary and, if they pertain to the functions of the Board or Board committees or if the Secretary otherwise determines that they should be brought to the intended recipient's attention, they will be forwarded to the intended recipient. Concerns relating to accounting, internal controls, auditing or compliance matters will be brought to the attention of Capitol's Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

The review of these communications by Capitol's Secretary will be performed with a view that the integrity of this process be preserved.  For example, items that are unrelated to the duties and responsibilities of the Board, such as personal employee complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements will not be forwarded to those individuals.  In addition, material that is considered to be hostile, threatening, illegal or similarly unsuitable will not be forwarded to them.  Except for these types of items, Capitol's Secretary will promptly forward written communications to the intended recipient.  Within the above guidelines, the independent directors have granted Capitol's Secretary discretion to decide what correspondence should be shared with Capitol's management and independent directors.

Board Leadership Structure

The Board believes that Capitol’s CEO is best situated to serve as Chairman because he is the director most familiar with Capitol’s business and industry and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy.  Independent directors and management have different perspectives and roles in strategy development.  Capitol’s independent directors bring experience, oversight and expertise from outside the corporation and financial industry, while the Chief Executive Officer brings company-specific experience and expertise.

To mitigate any potential over-reliance on a single executive, Capitol includes two outside independent directors, who serve as vice chairmen, on its Enterprise Risk Management Group. This overlap provides the Board with unfiltered access to senior management while vesting the strategic recommendations with our most experienced executives.  Additionally, Capitol regularly holds independent sessions of the Board of Directors at which the Lead Director, who also participates as a member of the Enterprise Risk Management Group, leads the discussion.

The Board believes that the combined role of Chairman and CEO promotes strategy development and execution, and facilitates information flow between management and the Board, which are essential to effective governance.  The Board believes the combined role of Chairman and CEO, together with an independent Lead Director having the duties described above, is in the best interest of shareholders because it provides the appropriate balance between strategy development and independent oversight of management.

Risk Management

Enterprise Risk Management (ERM) was adopted by the Board of Directors as a process to provide management and directors with a defined structure for the assessment, reporting and management of risk on an enterprise-wide basis.  ERM includes full Board participation to ensure that the Board is adequately involved and informed throughout the process.  Additionally, the Risk Management Committee, which is responsible for reviewing and approving Capitol’s risk management framework, including the development of effective policies, processes and procedures, has recently been expanded to include the entire Board of Directors.  To further mitigate the potential for risk, the number of meetings of the Board has increased 50 percent for 2010.

Corporate Governance Guidelines and Code of Ethics

The Board of Directors is committed to good corporate governance and believes that an attentive, performing board is a tangible competitive advantage.  With that commitment, during the past year the Board has reviewed Capitol's corporate governance policies and practices and has assured itself Capitol is adhering to the rules of the SEC and the revised listing standards of the NYSE. In addition, the Board has implemented other corporate governance practices and procedures on a best-practices basis.

Capitol has adopted corporate governance guidelines which are available at www.capitolbancorp.com by first clicking "GOVERNANCE" and then "Governance Guidelines."  These principles were adopted to best ensure that the Board is generally independent from management, that the Board adequately performs its function as the overseer of management and to help ensure that Board and management interests align with the interests of the shareholders.

Capitol has adopted a Code of Ethics that applies to its senior financial officers, including its principal executive officer and its principal financial officer.  Capitol's other corporate governance documents, including its Code of Ethics, charters of committees of the Board and other important policies, are also available on its website at www.capitolbancorp.com.  Each of these is also available in print to any shareholder, without charge, upon request to the Secretary of Capitol at Capitol Bancorp Center, 200 N. Washington Square, Lansing, MI 48933.  As permitted by SEC rules, Capitol intends to post on its website any amendment to, or waiver from, any provision in the Code of Ethics that applies to its CEO, chief financial officer, controller or persons performing similar functions, and that relates to any element of the standards enumerated in the rules of the SEC.

BOARD MEETING INFORMATION

During fiscal 2009, the Board of Directors met four times for regular meetings.  All board members attended at least 75% of the meetings.  Capitol's Directors are expected to attend the Annual Meeting of Shareholders.  All six nominees standing for election as directors at the 2010 Annual Meeting of Shareholders attended the 2009 Annual Meeting of Shareholders.

COMMITTEE STRUCTURE

Capitol's bylaws, as amended and restated, provide that its Board of Directors may delegate responsibility to committees.  During 2009, Capitol's Board of Directors had seven standing committees: Executive, Audit, Compensation, Nominating and Governance, Ethics, Technology and Risk Management. The membership of the Audit, Compensation, Nominating and Governance and Ethics Committees is composed entirely of independent directors.

Each of the Executive, Audit, Compensation, Nominating and Governance, Ethics, Technology and Risk Management Committees has a written charter approved by the Board that is reviewed at least annually by the respective committee, which may recommend appropriate changes for approval by the Board.

Capitol's board committee structure and related charters are available on Capitol's website at www.capitolbancorp.com.  Each is also available in print to any shareholder upon request.  Chairpersons of the committees are indicated in bold on the following pages, with the names of all committee members.  Each committee member attended at least 75% of the meetings unless otherwise noted.

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Executive Committee		Primary Functions	Meetings in 2009

Joseph D. Reid Joel I. Ferguson Lewis D. Johns Michael L. Kasten Lyle W. Miller David O'Leary	•	may exercise all the powers and authority of the Board, including the power to declare dividends regarding Capitol's common stock, during intervals between meetings of the entire Board of Directors	11
	•
does not have the power or authority to amend the articles of incorporation, adopt an agreement of merger or consolidation, recommend to the shareholders the sale, lease or exchange of all or substantially all of Capitol's property and assets, recommend to the shareholders a dissolution of Capitol or revocation of a dissolution, amend the bylaws of Capitol, fill vacancies in the Board of Directors, or fix compensation of the Directors serving on the Board or on a committee

	•	review and reassess the adequacy of its charter annually and recommend any proposed changes to the Board for approval

Audit Committee 1		Primary Functions	Meetings in 2009

Richard A. Henderson, CPA2 David L. Becker Gary A. Falkenberg, D.O. Steven L. Maas3	•	review the qualifications, independence and performance of Capitol's independent registered public accounting firm (the independent auditors) and appoint the independent auditors	7
	•	review general policies and procedures with respect to accounting and financial matters and internal controls
	•	review and approve the cost and types of audit and non-audit services performed by the independent auditors
	•	meet with independent auditors not less than once a year without Capitol's personnel to discuss internal controls, accuracy and completeness of the financial statements and other related matters
	•	review the scope and budget of the audits of Capitol's consolidated financial statements
	•	notify the Board of major problems or deficiencies discovered
	•	review and reassess the adequacy of its charter annually and recommend any proposed changes to the Board for approval

1.
The members of the Audit Committee meet the standards of independence for audit committee members required by the SEC rules and NYSE listing standards.  All members of the Audit Committee must be financially literate and at least one member of the Audit Committee must have accounting or related financial management expertise.

2.
Mr. Henderson is Capitol's "audit committee financial expert" for purposes of compliance with Item 407(d)(5) of Regulation S-K promulgated by the SEC.  The identification of a person as an audit committee financial expert does not impose any duties, obligations or liabilities that are greater than those imposed on such person as a member of either the Audit Committee or the Board in the absence of such identification.  Moreover, the identification of a person as an audit committee financial expert, for purposes of the regulations of the SEC, does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.  Finally, a person who is determined to be an audit committee financial expert will not be deemed an "expert" for any purpose, including without limitation for purposes of Section 11 of the Securities Act of 1933.

3.	Steven L. Maas became a member of the Audit Committee in July 2009 and, therefore, attended less than 75 percent of the meetings in 2009.

Compensation Committee 1		Primary Functions	Meetings in 2009

Kathleen A. Gaskin James C. Epolito Lewis D. Johns	•	at least annually, review and approve corporate goals and objectives relevant to the compensation of Capitol's CEO, evaluate the CEO's performance in light of those goals and objectives, determine and approve the CEO's compensation level based on this evaluation, and recommend the CEO's compensation for ratification by the independent directors of the Board	12
•
at least annually, review the compensation levels for members of Capitol's executive management team (senior executive officers of Capitol who report directly to the CEO or the Executive Committee of the Board) and any employee-directors of Capitol

	•	make recommendations to the Board with respect to incentive compensation plans and equity-based plans
•
oversee the administration of the compensation, incentive and equity-based benefit plans of Capitol which have been, or may in the future be, adopted by the Board and, in connection therewith, to approve grants, awards and payouts under Capitol's stock option plans and Capitol's Management Incentive Plan

	•	review periodically, and approve or recommend for Board approval (as applicable) any changes to Capitol's incentive, equity-based and other compensation plans
•
review periodically, Director and Board committee compensation levels and practices, and recommend to the Board changes in such compensation levels and practices in accordance with the principles set forth in Capitol's Corporate Governance Guidelines

	•	review and reassess the adequacy of its charter annually and recommend any proposed changes to the Board for approval

1.
The members of the Compensation Committee are independent under the standards adopted by the Board of Directors and applicable NYSE listing standards and SEC rules and regulations.  The Compensation Committee members were not at any time during 2009, or at any other time, employed by Capitol and are not eligible to participate in any of Capitol's benefit plans other than Capitol's stock option plans.  The Compensation Committee members receive compensation from Capitol solely for their service as directors and committee members.

2.	Each of the members of the Compensation Committee attended 100% of the committee meetings in 2009.

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Ethics Committee1		Primary Functions	Meetings in 2009

David O'Leary H. Nicholas Genova Michael L. Kasten	•	assist in monitoring the adequacy of Capitol's Code of Ethics to provide guidance on all related-party transactions, including both review and approval on behalf of the Board and to identify potential conflicts of interest, including the establishment of safeguards, when necessary	02
	•	review and reassess the adequacy of its charter annually and recommend any proposed changes to the Board for approval

1.	Members of the Ethics Committee are independent under the standards adopted by Capitol’s Board of Directors and applicable NYSE listing standards and SEC rules and regulations.
2.	The Ethics Committee meets on an as-needed basis. There were no meetings during 2009.

Nominating and Governance Committee1		Primary Functions	Meetings in 2009

Paul R. Ballard David L. Becker Myrl D. Nofziger	•	periodically review the appropriate size of the Board	2
	•	seek individuals qualified to become board members for recommendation to the Board
	•	receive comments from all Directors and report annually to the Board with an assessment of the Board's performance, to be discussed with the full Board following the end of each year
	•	review and reassess the adequacy of the Corporate Governance Guidelines of Capitol and recommend any proposed changes to the Board for approval
	•	review and reassess the adequacy of its charter annually and recommend any proposed changes to the Board for approval

1.
The Nominating and Governance Committee is composed entirely of independent directors and each member of the Nominating and Governance Committee satisfies the independence standards for such committee members established by the NYSE.

The Nominating and Governance Committee will consider director candidates recommended by shareholders.  Candidates recommended by shareholders will be considered in the same manner as those nominated by the Board of Directors.  Pursuant to Capitol's amended and restated bylaws, shareholders must give notice to the Nominating and Governance Committee not less than 120 days nor more than 180 days prior to the anniversary date of the immediately preceding Annual Meeting of Shareholders.  Such notice must contain as to each proposed nominee: (i) the name, date of birth, business address and residence address of such nominee; (ii) the principal occupation or employment of such nominee during the past five years; (iii) the number of shares of common stock in Capitol beneficially owned by such nominee; and (iv) any other information concerning such nominee that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended.  The notice must contain as to the shareholder giving the notice: (i) the name and address of such shareholder as they appear on Capitol's stock-record books; (ii) the class or classes and number(s) of shares of Capitol beneficially owned by such shareholder; (iii) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons pursuant to which the nomination(s) are to be made by such shareholder; and (iv) any other information concerning such shareholder that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended.

Risk Management Committee1		Primary Functions	Meetings in 2009

Paul R. Ballard Michael J. Devine Ronald K. Sable	•	review enterprise assessment of all categories of risk to assist with adopting risk mitigating strategies	5
	•	assist the Board with oversight of management's compliance with Capitol's regulatory obligations arising from applicable federal and state banking laws, rules and regulations
	•	monitor and assist management's implementation and enforcement of Capitol's risk management policies and procedures
	•	review and reassess the adequacy of its charter annually and recommend any proposed changes to the Board for approval

1.	The Risk Management Committee was expanded in early 2010 to include the entire Board of Directors.

Technology Committee		Primary Functions	Meetings in 2009

Cristin K. Reid Paul R. Ballard Michael J. Devine James C. Epolito Ronald K. Sable	•	oversee and approve requests for acquisition of hardware and software	4
	•	oversee and approve all requests for systems development
	•	establish technology project priorities
	•	oversee performance of all information systems
	•	oversee and recommend disposition of major information systems' capital expenditures
	•	oversee implementation of new processes to ensure that Capitol's objectives are met
	•	review and reassess the adequacy of its charter annually and recommend any proposed changes to the Board for approval

AUDIT COMMITTEE REPORT

The Audit Committee's duties include reviewing the qualifications, independence and performance of Capitol's independent registered public accounting firm (the independent auditors), appointing the firm to serve as Capitol's independent auditors and recommending the firm's appointment for ratification by Capitol's shareholders; reviewing general policies and procedures with respect to accounting and financial matters and internal controls; reviewing and approving the fees and types of audit and non-audit services performed by the independent auditors and other consultants as necessary; meeting with independent auditors not less than once a year without Capitol's management present to discuss internal controls, accuracy and completeness of Capitol's consolidated financial statements and other related matters; and reviewing the scope and budget for the audits of Capitol's consolidated financial statements and notifying Capitol's Board of major problems or deficiencies identified in the course of its duties.

During fiscal 2009, the Audit Committee met seven times.  The Audit Committee fulfills its responsibilities through periodic meetings with Capitol's independent auditors and management.  The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks.  At least quarterly, the Audit Committee meets with the independent auditors without Capitol's management present.  Prior to public release, the Audit Committee discussed the interim 2009 information contained in each announcement of quarterly results of operations with Capitol's Chief Financial Officer and the independent auditors.

The Audit Committee discussed with the independent auditors all matters required by the Standards of the Public Company Accounting Oversight Board (United States), including those described in Statement on Auditing Standards No. 61, "Communication with Audit Committees," as amended, as well as reviewed with both the independent and Capitol's internal auditors their audit plans, audit scope and identification of audit risks.  With and without Capitol's management present, the Audit Committee reviewed and discussed the results of the independent auditors' audits of Capitol's consolidated financial statements and internal controls over financial reporting.  The Audit Committee also discussed with management, Capitol's internal auditors and Capitol's independent auditors the quality and adequacy of Capitol's internal controls over financial reporting and Capitol's internal audit function's management, organization, responsibilities, budget and staffing.

Throughout the year, the Audit Committee monitors matters related to the independence of BDO Seidman, LLP, Capitol's independent registered public accounting firm, and has discussed with the independent auditors their independence.  The Audit Committee received the written disclosures and a letter from BDO Seidman, LLP, required by applicable requirements of the Public Company Accounting Oversight Board regarding BDO Seidman, LLP's communications with the Audit Committee concerning independence and discussed with BDO Seidman, LLP, the independent registered public accounting firm's independence.

The Audit Committee reviewed and discussed the audited consolidated financial statements of Capitol as of and for the year ended December 31, 2009, with management and the independent auditors.  It also reviewed reports prepared by Crowe Horwath, consultants engaged to review and test the information security of Capitol.  Management has the responsibility for the preparation and integrity of Capitol's consolidated financial statements and the independent auditors have the responsibility for expressing an opinion on those financial statements based on their independent audit.  The Audit Committee also reviewed and discussed management's assessment of Capitol's internal controls over financial reporting as of December 31, 2009, as well as the independent auditors' evaluation of Capitol's internal controls over financial reporting.  Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that Capitol's audited consolidated financial statements be included in Capitol's Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the SEC.  In 2009, the Audit Committee reported regularly to the Board summarizing information received independently from the independent auditors and actions taken at their periodic meetings with BDO Seidman, LLP.  The Audit Committee also reappointed BDO Seidman, LLP, as Capitol's independent registered public accounting firm for 2010.

As specified in Capitol's Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that Capitol's consolidated financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States of America.  It is the responsibility of Capitol's management to prepare those consolidated financial statements and the responsibility of the independent registered public accounting firm to plan and perform an audit of those financial statements.  In giving its recommendation to the Board of Directors, the Audit Committee has relied on (i) management's representation that such consolidated financial statements have been prepared with integrity, objectivity and in conformity with accounting principles generally accepted in the United States of

America, and (ii) the report of Capitol's independent auditors with respect to such consolidated financial statements.

The members of the Audit Committee are not employees of Capitol and are not performing the functions of internal auditors or accountants.  As such, it is not the duty or responsibility of the Audit Committee or its members to conduct "field work" or other types of auditing or accounting reviews or procedures or to set auditor independence standards.  Members of the Audit Committee necessarily rely on the information provided to them by management and Capitol's independent auditors.  Accordingly, the Audit Committee's considerations and discussions referred to above do not assure that the audit of Capitol's consolidated financial statements has been carried out in accordance with the Standards of the Public Company Accounting Oversight Board, that the financial statements are presented in accordance with accounting principles generally accepted in the United States of America or that Capitol's auditors are in fact "independent."

Each member of the Audit Committee is independent as defined under the NYSE listing standards.  The Audit Committee operates under a written charter which has been approved by the Board of Directors and is posted on Capitol's website.

Audit Committee
Richard A. Henderson, CPA, Chairman
David L. Becker
Gary A. Falkenberg, D.O.
Steven L. Maas

COMPENSATION DISCUSSION & ANALYSIS

In the paragraphs that follow, we will provide an overview and analysis of Capitol’s compensation programs and policies, the material compensation decisions Capitol has made under those programs and policies with respect to Capitol’s top executive officers, and the material factors that Capitol considered in making those decisions will be provided. Later in this Proxy Statement under the heading, “Executive Compensation,” is a series of tables containing specific information about the compensation earned by or paid in 2009 to the following individuals, whom are referred to as Capitol’s named executive officers (the Named Executive Officers):

•	Joseph D. Reid, Chairman and CEO;

•	Lee W. Hendrickson, Chief Financial Officer;

•	John S. Lewis, President of Bank Performance;

•	Cristin K. Reid, Corporate President; and

•	Bruce A. Thomas, President of Bank Operations.

This discussion is intended to help you understand the detailed information provided in those tables and put that information into context within Capitol’s overall compensation program.

Overview

Like many companies, especially in the financial services sector, the economic downturn caused adverse operating results for Capitol and a significant decline in Capitol’s common stock price.  These factors are reflected in the decreased compensation of Capitol’s Named Executive Officers for 2009 because Capitol’s compensation program is designed to align a significant portion of compensation with the performance of Capitol and the interests of Capitol’s shareholders. For 2009:

•	A new design for Capitol’s annual cash incentive plan was approved, with emphasis on an expanded list of performance metrics.

•
No bonuses under Capitol’s Management Incentive Plan were paid to any Named Executive Officers because in late 2008 the Compensation Committee made a determination that none of the Named Executive Officers would be eligible to participate in the Management Incentive Plan.

•	No salary increases for Named Executive Officers were approved.

•	Effective October 1, 2009, Joseph D. Reid elected to reduce his base salary compensation by 20%, which followed a reduction of 10% effective January 1, 2009.

•	On January 1, 2009, all Named Executive Officers requested a voluntary 10% salary reduction.

•
The value of unexercised stock options held by the Named Executive Officers decreased dramatically. As of December 31, 2009 and 2008, there were no in-the-money outstanding vested and unvested stock options held by the Named Executive Officers, compared to aggregate value of $636,786 for the Named Executive Officers as of December 31, 2007.

Objectives of the Compensation Program

Capitol’s compensation program is administered by Capitol’s Compensation Committee (the Compensation Committee). The objectives of the program are to:

•	Reward current performance;

•	Motivate future performance;

•	Encourage teamwork;

•	Remain competitive as compared to the external marketplace;

•	Maintain a position of internal equity;

•	Effectively retain Capitol’s executive management team;

•	Increase shareholder value by strategically aligning executive management and shareholder interests; and

•	Reward effective risk mitigation.

Elements of the Compensation Program

To ensure achievement of the program objectives, compensation is provided to the Named Executive Officers in the following elements:

•	Base Pay;

•	Annual Incentive Pay;

•	Long-Term Incentive Pay; and

•	Perquisites and Other Personal Benefits.

The purpose, design, determination of amounts and 2009 pay decisions are described below.

Design of the Total Compensation Program

Prior to changes made in late 2009, Capitol did not attempt to set each compensation element for each executive within a particular range related to levels provided by industry peers. Instead, the Compensation Committee used market comparisons as one factor in making compensation decisions. The principal factors considered when making individual executive compensation decisions included:

•	Individual contribution and performance;

•	Reporting structure;

•	Internal pay relationship;

•	Complexity and importance of role and responsibilities;

•	Leadership and growth potential;

•	Experience;

•	Strategic importance; and

•	Technical implications such as tax, accounting and shareholder dilution.

The Compensation Committee does not assign a specific weighting to these factors and may exercise its discretion when making compensation decisions for the Named Executive Officers.

When reviewing the components of the compensation program, the Compensation Committee, together with the head of Human Resources, works to ensure the total package is competitive with the external marketplace and remains balanced from an internal equity standpoint. However, it is the total package that should be competitive, and not necessarily the individual elements.

The Compensation Committee does not maintain a stated policy with regard to cash versus non-cash compensation. However, the allocation of cash and non-cash compensation for each of the Named Executive Officers is reviewed annually.

In general, the Compensation Committee does not take into account amounts realizable from prior compensation when making future pay decisions. However, grant date amounts and values are contemplated, particularly when establishing long-term incentive award grants. The Compensation Committee reviews a total compensation tally sheet for Mr. Reid annually.  The tally sheet is used to inform the Compensation Committee of Mr. Reid’s total compensation and accumulated wealth from the Corporation’s equity plan.

In light of the extreme volatility in the U.S. financial markets in 2009 and general public concern over executive compensation among financial institutions, Capitol took the additional measure of meeting with senior officers to discuss the risk profile of Capitol’s total executive compensation program for the Named Executive Officers. The Compensation Committee is comfortable that the total compensation program, which balances fixed compensation (base pay and retirement benefits) and various forms of shorter and longer term incentive pay (annual cash bonus and equity compensation), does not encourage the Named Executive Officers to take excessive or unnecessary risks.

Benchmarking and Peer Companies

Prior to 2009, the Compensation Committee did not attempt to set each compensation element for each executive within a particular range related to levels provided by industry peers. Under the direction of the Compensation Committee, beginning in late 2009, Capitol decided to begin benchmarking base pay, annual incentive pay and long-term incentive pay for the purposes of compensation to be paid to Capitol’s executive officers in 2010 as an additional factor to be considered in the determination of compensation.

The Compensation Committee believes that the external market should be defined as peer companies in the banking industry of a similar asset size, geographic diversity and complexity similar to Capitol.  Notwithstanding the external market factors, the Compensation Committee recognizes that because of Capitol’s unique structure (numerous individual financial institutions within Capitol’s organization), operating philosophy and national geographic footprint, finding a comparable peer group is difficult as the Compensation Committee has not been able to identify any financial institution or group of financial institutions whose structure is as complex as Capitol's.  For example, institutions of a similar asset size to Capitol's may have an executive handle certain duties that would be impossible for one officer to handle within Capitol’s more complex structure.

For 2010, the Compensation Committee identified two reference groups of peer financial companies that it will use for purposes of benchmarking its compensation practices. These include a group of 15 similarly-sized regional banks and a group of 15 institutions that have operations in more than five states or institutions with multiple banking affiliates.  The reference group of similarly-sized banks included banks with total assets between $1 billion and $12.5 billion as of September 30, 2009, compared to $5.4 billion of assets for Capitol as of such date.

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Select Bank Peer Group With Assets Between $1 Billion - $12.5 Billion Reference Group (state)	Institutions With Operations in More Than Five States or Multiple Affiliates Reference Group (state)

Citizens Republic Bancorp, Inc. (MI)	Synovus Financial Corp. (GA)
National Penn Bancshares (PA)	BOK Financial Corporation (OK)
Umpqua Holdings Corp. (OR)	First Citizens BancShares, Inc. (NC)
Western Alliance Bancorporation (NV)	Commerce Bancshares, Inc. (MO)
Glacier Bancorp, Inc. (MT)	TCF Financial Corporation (MN)
PacWest Bancorp (CA)	Fulton Financial Corporation (PA)
Sterling Bancshares, Inc. (TX)	BancorpSouth, Inc. (MS)
S&T Bancorp, Inc. (PA)	East West Bancorp, Inc. (CA)
First Busey Corporation (IL)	Wintrust Financial Corporation (IL)
Heartland Financial USA (IA)	PrivateBancorp, Inc. (IL)
Midwest Banc Holdings, Inc. (IL)	Sterling Financial Corporation (WA)
Wilshire Bancorp, Inc. (CA)	Cathay General Bancorp (CA)
First State Bancorporation (NM)	Whitney Holding Corporation (LA)
Old Second Bancorp, Inc. (IL)	UMB Financial Corporation (MO)
West Coast Bancorp (OR)	United Bankshares, Inc. (WV)
CoBiz Inc. (CO)	First Financial Bancorp. (OH)
Enterprise Financial Services Corp (MO)	IBERIABANK Corporation (LA)
Guaranty Bancorp (CO)	Glacier Bancorp, Inc. (MT)
Mercantile Bank Corporation (MI)	Heartland Financial USA, Inc. (IA)
Macatawa Bank Corporation (MI)	Cadence Financial Corporation (MS)
Dearborn Bancorp, Inc. (MI)	Mercantile Bancorp, Inc. (IL)

Additionally, market data was collected from multiple published survey sources representing national financial institutions of an asset size, geographic diversity and complexity similar to Capitol. The Compensation Committee believes that the combination of peer company data and survey data reflects Capitol’s external market for business and executive talent. Accordingly, for 2010, the Compensation Committee began to use both of these sources when targeting Capitol’s executive compensation to the external market. The Compensation Committee does not utilize any stated weighting of external market data with which to benchmark compensation levels of the Named Executive Officers. Instead, the Compensation Committee evaluates the market data along with the other factors listed previously to determine the appropriate compensation levels of the Named Executive Officers on an individual basis.  The Compensation Committee uses these sources of market data to ensure that the compensation being paid by Capitol is competitive with those of its peer companies.

The Compensation Committee maintains flexibility to deviate from market-median practices for individual circumstances, including qualifications, experience and responsibilities. The Compensation Committee also considers an internal review of the executive’s compensation relative to other executive officers and the individual performance of the executive in establishing the base salary as well as the increased duties taken on by Capitol’s executive officers during these difficult economic times.

Base Pay

Base pay is an important element of executive compensation because it provides executives with a stable level of monthly income. Internal and external equity, performance, experience and other factors are considered when establishing base salaries.  Base pay is not directly related to Capitol’s operating performance.

Capitol pays its executive officers a base salary as fixed compensation for their time, efforts and commitments throughout the year. To aid in attracting and retaining qualified executive officers, the Compensation Committee seeks to keep the base salaries competitive. In determining the appropriate base salary, the Compensation Committee also considers, among other factors, the nature and responsibility of the position.  Additionally, executives are evaluated on certain core competencies that are used to evaluate all of Capitol’s staff members, such as championing change and improvement, delivering high quality client service, listening and communication abilities and participating as a team player.

The Compensation Committee does not utilize a mathematical formula in which these factors or their interrelationships are quantified and weighted (either in general, or with respect to any individual executive). During a particular year, one factor or group of factors may play (but does not necessarily play) a more significant role in the determination of an executive’s base salary than in other years, based on the Compensation Committee’s judgment and discretion.  An executive’s individual performance may be assessed based upon any of his or her demonstrated leadership skills, accomplishment of objectives, business unit or functional accountabilities and personal contributions. A broad range of factors relevant to each of these areas, generally qualitative in nature, may be considered in this assessment. The Compensation Committee’s judgments regarding base salaries are also strongly influenced by the judgments and recommendations of the Chief Executive Officer with respect to the Named Executive Officers other than himself and Cristin K. Reid.  In those cases, base salary is determined by the Compensation Committee.

The Compensation Committee does not assign a specific weighting to these factors when making compensation decisions. Base salary changes are generally approved in November of each year and are effective January 1st of the following year. No specific weighting is targeted for base salaries as a percentage of total compensation.  The Compensation Committee reviews base salaries annually and, beginning in 2010, targets salary compensation at or near the 50th – 75th percentile of the peer group, but maintains flexibility to deviate from market-median practices for individual circumstances, including qualifications, experience and responsibilities. The Compensation Committee also considers an internal review of the executive’s compensation relative to other executive officers and the individual performance of the executive in establishing the base salary.

Effective October 1, 2009, Joseph D. Reid elected to reduce his base salary compensation by 20%, which followed a reduction of 10% on January 1, 2009.  During their Fall 2009 meeting, the Compensation Committee approved base pay for Mr. Reid and the other Named Executive Officers. No increases were made to any of the Named Executive Officers' base pay in 2009. The Compensation Committee observed that the base pay levels for all of the Named Executive Officers approximated the 50th percentile of external market data.

Due to the continuing adverse economic conditions and the challenges facing the financial services industry, no base pay increases were approved for 2009 or 2010, and Capitol’s senior management group agreed to a voluntary 10% salary reduction effective January 2009.  The elective reduction was renewed for 2010.  The Compensation Committee reviewed and approved that request. The 2008 and 2009 calendar years were extremely challenging for Capitol and the financial services industry, as reflected in the adverse operating performance of Capitol and many other banks across the country, and the extraordinary measures being taken by the federal government to aid companies in the banking industry.

Base pay levels as approved by the Compensation Committee remained effective January 1, 2010. Base pay levels can be seen in the Summary Compensation Table.  Mr. Reid makes recommendations on the pay levels of his direct reports for the Compensation Committee’s review and approval (with the exception of Brian K. English, Cristin K. Reid and Joseph D. Reid III which are set by the Compensation Committee in its sole discretion). Mr. Reid does not make recommendations to the Compensation Committee on his own compensation level (other than the previously disclosed voluntary base pay reductions by Mr. Reid). The

Compensation Committee, in executive session and without members of Capitol’s management present, determines the pay levels for Mr. Reid to be ratified by the Board of Directors.

Annual Incentive Pay

Annual incentive pay is provided to the Named Executive Officers to recognize achievement of financial targets, both on the overall corporate level and the individual level, and is paid in accordance with the quantitative and qualitative terms of the Capitol Bancorp Ltd. Management Incentive Plan (the MIP) which was approved by Capitol’s shareholders at the 2003 Annual Meeting of Shareholders.  In establishing the performance goals under the MIP, the Compensation Committee may utilize the following quantitative and qualitative factors: (i) earnings per share, (ii) return  measures (including, but not limited to, return on assets, equity or sales), (iii) net income (before or after taxes), (iv) cash flow (including, but not limited to, operating cash flow and free cash flow), (v) cash flow return on investments, which equals net cash flows divided by shareholders equity, (vi) earnings before or after taxes, interest, depreciation and/or amortization, (vii) internal rate of return or increase in net present value, (viii) gross revenues, (ix) gross margins, and (x) share price (including, but not limited to, growth measures and total shareholder return).  The MIP provides the Compensation Committee the latitude to establish primarily cash-based incentive compensation programs to promote high performance and achievement of corporate goals by officers, encourage the growth of shareholder value and allow officers to participate in the long-term growth and profitability of Capitol.  Under the MIP, the Compensation Committee may elect to pay out awards in the form of shares of Capitol’s common stock.  In issuing such shares as payment of awards under the MIP, the Compensation Committee may establish any conditions or restrictions it deems appropriate.  In 2009, Capitol did not pay out any awards under the MIP.

Annual Bonus of Mr. Reid

Pursuant to the terms and conditions of Mr. Reid’s employment agreement, Mr. Reid is eligible to receive an annual cash bonus in an amount equal to 2% of Capitol’s net income for the immediately preceding fiscal year upon Capitol’s achievement of (i) growth of Capitol’s earnings per share equal to or greater than 10% for the immediately preceding fiscal year and (ii) growth of Capitol’s total assets, as reflected on Capitol’s year-end audited financial statements, equal to or greater than 10% for the immediately preceding fiscal year.

In late 2008, the Compensation Committee assessed Capitol’s operational performance, asset growth, asset quality, operating results, return on assets, return on equity and total shareholder return for the first 11 months of 2008, the overall state of the economy in general and the financial sector in particular and determined that none of the Named Executive Officers, including Mr. Reid, would be eligible to participate in the MIP for 2009.  Accordingly, for 2009, no annual bonus was awarded to Mr. Reid.  Due to the fact that the Compensation Committee determined that none of the Named Executive Officers would be eligible to participate in the MIP, no performance targets were set for 2009.

These decisions were made due to the continuing adverse economic conditions, the challenges facing the financial services industry and our unfavorable financial results, and are consistent with Capitol’s compensation philosophy.  The 2008 and 2009 calendar years were extremely challenging for Capitol and the financial services industry, as reflected in the adverse operating performance of Capitol and many other banks across the country, and the extraordinary measures being taken by the federal government to aid companies in the banking industry.

For 2010, the Compensation Committee approved a target of 2% of fiscal year net income for Mr. Reid’s bonus. To determine the bonus payment amount, the Compensation Committee will base it upon the following qualitative measures approved by the Compensation Committee:

Performance Measure	Description

Operating Results	Provides direction to ensure that Capitol meets its financial goals, both in terms of achieving budgetary results and in its commitment to performance compared to its peers.

Leadership	Leads Capitol, setting a philosophy based on the corporate culture — that is well understood, widely supported, consistently applied and effectively implemented.

Strategic Planning
Establishes clear objectives and develops strategic policies to ensure growth in Capitol’s core business and expansion through appropriate acquisitions. Committed to the utilization of advanced technology applications to support these growth goals and maintains the long-term interest of Capitol in all actions.

Human Capital Management and Development
Ensures the effective recruitment of a diverse workforce, consistent retention of key employees and the ongoing motivation of all staff. Offers personal involvement in the recruiting process and provides feedback.

Communications	Serves as chief spokesperson for Capitol, communicating effectively with all of its stakeholders.

External Relations
Establishes and maintains relationships with the investment community to keep them informed on Capitol’s progress. Serves in a leadership role in civic, professional and community organizations. Reinforces key customer relationships through regular market visits and customer contacts.

Board Relations
Works closely with the Board of Directors to keep them fully informed on all important aspects of the status and development of Capitol. Facilitates the Board of Directors’ composition and committee structure, as well as its governance and any regulatory agency relations.

Bonus Plan for the Other Named Executive Officers

The remaining Named Executive Officers are eligible to participate in the MIP and the Capitol Bancorp Limited 2007 Equity Incentive Plan (the Stock Incentive Plan).  No bonuses under the MIP were paid to any Named Executive Officers because in late 2008 the Compensation Committee made a determination that none of the Named Executive Officers would be eligible to participate in the MIP for 2009.

For 2010, Capitol established the following individual targets as a percentage of 2009 base salary earnings for the Named Executive Officers in the MIP:

Lee W. Hendrickson	20%
Cristin K. Reid	20%
Bruce A. Thomas	20%

The individual targets are not formula driven. For all of the Named Executive Officers in the MIP, the targets are set at the discretion of the Chief Executive Officer and must be approved by the Compensation Committee. The bonus targets are based on external market data, internal equity considerations and strategic objectives for corporate performance such as Capitol’s operational performance, asset growth, asset quality, operating results, return on assets, return on equity, total shareholder return and the effective execution of Capitol’s strategic plan.  The targets for a calendar year are reviewed annually at the preceding Fall meeting of the Compensation Committee and altered as deemed appropriate. Payment amounts for the Named Executive Officers, with the exception of the Chief Executive Officer and Ms. Reid, are made based on recommendations of the Chief Executive Officer and approval of the Compensation Committee.  Bonus amounts in excess of or below target may be paid at the discretion of the Chief Executive Officer with the approval of the Compensation Committee. Before the Chief Executive Officer makes recommendations to the Compensation Committee regarding annual bonus payments for the other Named Executive Officers, the Chief Executive Officer discusses these issues with the Compensation Committee. The Compensation Committee has the discretion to approve, disapprove or alter the recommendations.

Long-Term Incentive Pay

Long-term incentives are awarded to the Named Executive Officers in an effort to align management and shareholder interests, ensure future performance of Capitol, enhance ownership opportunities and to increase shareholder value. Capitol maintains the MIP and the Stock Incentive Plan which was approved by shareholders and authorizes the granting of the following types of awards for executives:

•	Stock Options;

•	Stock Appreciation Rights;

•	Restricted Stock and Restricted Stock Units;

•	Performance Unit and Performance Share Awards;

•	Cash-Based Awards; and

•	Other Stock-Based Awards.

As shown in the Summary Compensation Table, long-term incentives are awarded to the Named Executive Officers in the form of stock options and restricted stock. The size of the grant is determined by the Compensation Committee taking into account a variety of factors, including grants from prior years, external market data, internal equity considerations, performance, overall share usage, shareholder dilution and cost.

Stock Options

The Company periodically grants stock options to executives, most recently in November 2009.  Stock option grants are designed to assist Capitol to:

•	Enhance the focus of executives on the creation of long-term shareholder value as reflected in Capitol’s stock price performance;

•	Provide an opportunity for increased ownership by executives; and

•	Maintain competitive levels of total compensation.

Such grants are discretionary by the Compensation Committee, reflecting the position of each executive officer in Capitol and that person’s proportionate responsibility for overall corporate performance. The allocation of stock options among executive officers is not based on any measure of Capitol’s performance, but is based on a subjective evaluation of individual performance and the scope of the individual’s responsibilities.

Option exercise prices are set at the closing price of Capitol’s common stock on the date of grant. The Compensation Committee has never granted options with an exercise price that is less than the closing price of Capitol’s common stock on the grant date, nor has it granted options that are priced on a date other than the grant date.

Stock option grants were made to selected officers, including the Named Executive Officers, on November 16, 2009. These option grants were made primarily for retention purposes. Vesting, change in control and other conditions of the grants were made in accordance with the terms of Capitol’s standard stock option grants under the Stock Incentive Plan (all of which are further described later in this Proxy Statement in the table titled “Grants of Plan-Based Awards”).  Mr. Reid was awarded an option to purchase 71,428 shares of Capitol’s common stock.  Mr. Lewis was awarded an option to purchase 34,573 shares of Capitol’s common stock.  Mr. Hendrickson was awarded an option to purchase 33,841 shares of Capitol’s common stock.  Ms. Reid was awarded an option to purchase 32,539 shares of Capitol’s common stock.  Mr. Thomas was awarded an option to purchase 27,658 shares of Capitol’s common stock.   The date of each grant was November 16, 2009, and the options have an exercise price of $2.01 per share of Capitol’s common stock, which was equal to the fair market value per share of Capitol’s common stock on the grant date. Each of these options will terminate on November 16, 2014.

In determining the actual number of shares subject to the options described above, the Compensation Committee elected to base the awards in an amount equal to the 2009 reductions in each Named Executive Officer’s base salary.  The Compensation Committee utilized the Black-Scholes valuation model to determine the value of stock options.

The stock options granted in 2009 by the Compensation Committee were intended to create retention among the key senior management team in light of severely deteriorated retention value from prior years’ stock option awards created by the decline in Capitol’s stock price in late 2008 and throughout 2009, which is largely attributable to factors external to Capitol.

Restricted Stock

Shares of restricted stock are granted to the Named Executive Officers to create an immediate link to shareholder interests and enhance ownership opportunities. No restricted stock awards were granted to Named Executive Officers in 2009.

Stock Ownership Guidelines

Capitol does not currently maintain a formal policy for executive stock ownership requirements. The Compensation Committee believes that the use of restricted stock for the Named Executive Officers serves to reinforce stock ownership and aligns executive and shareholder interests.

While the Compensation Committee believes a significant portion of the Named Executive Officers’ total compensation should be linked to Capitol’s stock price, no specific weighting is targeted for long-term incentive pay as a percentage of total compensation.

In its review in late 2009, the Compensation Committee observed that long-term incentive awards to Mr. Reid were at approximately the 50th and the 75th percentile of external market data. Long-term incentive awards to the remaining Named Executive Officers were also between the 50th and the 75th percentile of external market data. The Compensation Committee determined that it was critical to continue to place a strong emphasis on future financial performance and increasing shareholder value, while offering a competitive total rewards package. The actual awards granted in 2009 can be seen in the Summary Compensation table and the Grants of Plan-Based Awards table.

Historically, the Compensation Committee has generally approved and granted long-term incentive awards to the Named Executive Officers and any other designated employees at the Fall meeting or at the hire date of newly designated employees, as applicable. Capitol maintains no policy, whether official or unofficial, for timing the granting of stock options or other equity-based awards in advance of the release of material nonpublic information. In 2009, Capitol followed its historical equity grant practice by granting long term-incentive awards on the date of the late-2009 Compensation Committee meeting.

Perquisites and Other Personal Benefits

Capitol does not provide significant perquisites or personal benefits to its executive officers.  The Named Executive Officers are provided with an automobile allowance and, in the case of Mr. Reid, the use of a company-leased automobile.

Long-term incentives to align the interests of Capitol’s employees with the shareholders have been implemented through the development of an Employee Stock Ownership Plan (the ESOP).  The ESOP typically provides annual awards of Capitol’s common stock subject to vesting requirements.  All of Capitol’s employees, with the exception of the CEO, are eligible to participate in the program after meeting certain length of service and age qualifications.  In response to the financial performance of Capitol, employer contributions to the ESOP were suspended for the second consecutive year in 2009.

Capitol has established a 401(k) plan which includes an employer match as a percentage of employees’ contributions to the plan.  Capitol suspended the employer matching contributions for 2009.

In an effort to retain the long-term services of certain of its executives, Capitol has an executive supplemental income program for some of its executives.  Individual agreements call for the payment to the subject employee or designated beneficiary of an annual benefit, which is approximately equal to a percentage of the annual base salary of each employee, when entered into, for a period up to fifteen years in the event of either the employee’s retirement or the death of the employee before attaining retirement age.  In the event of a change of control of Capitol (as defined in the agreements), which is not approved by Capitol’s Board of Directors, each employee can retire with full benefits at any time after attaining the age of 55 without approval of the Board of Directors.  The benefit liabilities under the agreements are covered by insurance contracts funded by Capitol and/or its subsidiaries.  Capitol has entered into executive supplemental income agreements with two individuals listed in the Summary Compensation table, Messrs. Hendrickson and Thomas.

Additionally, Capitol has health insurance and other programs that are usual and customary to encourage retention of Capitol’s employees.  Capitol does not maintain a defined-benefit pension plan and does not have any active nonqualified deferred compensation plans.

Role of the Compensation Committee

In accordance with the NYSE listing rules, the Compensation Committee is composed entirely of independent directors of the Board of Directors.  No Compensation Committee member participates in any of Capitol’s employee compensation programs.  Each year, the Nominating and Governance Committee reviews all direct and indirect relationships that each director has with Capitol and the Board of Directors subsequently reviews its findings.  The Board of Directors has determined that none of the Compensation Committee members have any material business relationships with Capitol.

The Compensation Committee has responsibility for establishing, implementing and continually monitoring adherence with Capitol’s compensation philosophy.  The Compensation Committee ensures that the total compensation paid to senior management is fair, reasonable and competitive.  Generally, the types of compensation and benefits provided to the Named Executive Officers are similar to other executive officers of Capitol.  The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of annual, long-term and strategic goals by Capitol, and which aligns executives’ interests with those of the shareholders by rewarding performance above established goals, with the ultimate goal of improving shareholder value.  Specifically, the Compensation Committee seeks to reward performance as measured by financial metrics and successful execution of Capitol’s strategic plan.

The Compensation Committee periodically reviews the compensation levels of the Board of Directors.  In its review, the Compensation Committee looks to ensure that the compensation is fair and reasonably commensurate to the amount of work required both from the individual directors as well as from the Board in the aggregate.

The Compensation Committee is responsible for the review and approval of corporate goals and objectives, relevant to the compensation of Capitol’s CEO, to evaluate the performance of the CEO in light of the goals and objectives, and determine and approve the CEO’s compensation levels based on this evaluation.  Additionally, the Compensation Committee reviews compensation levels for members of Capitol’s executive management group.  To achieve these goals and objectives, the Compensation Committee expects to maintain compensation plans that create an executive compensation program that is set at competitive levels of comparable public financial services institutions (to the extent comparable entities may be identified) with comparable performance.  The Compensation Committee makes recommendations to the Board with respect to compensation plans and equity-based plans and oversees the administration of the compensation, incentive and equity-based benefit plans of Capitol.  The Compensation Committee periodically reviews director and Board committee compensation levels and practices and recommends to the Board changes in such compensation levels and practices.

Policy on 162(m) Compliance

Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction to $1,000,000 in a taxable year for compensation paid to each “covered employee” of Capitol, which under Section 162(m) and guidance issued under the section, includes all of the Named Executive Officers unless the compensation is “performance based.”

In order to preserve Capitol’s tax deduction, the Compensation Committee approved the MIP for covered employees.  In the event that a “covered employee’s” total compensation would exceed the amount deductible under Section 162(m), the MIP allows the Compensation Committee, in its discretion, to defer cash components of the “covered employee’s” compensation until the plan year after he or she ceases to be a “covered employee” or upon his or her death or disability.

For 2009, no payments were made to the Named Executive Officers under the MIP.

Policy on Recovery of Awards

Capitol currently has no written policy with respect to recovery of awards when financial statements are restated. However, in the event of a restatement, Capitol would recover any awards as required by applicable law.

Economic Uncertainty

The recent economic downturn and its effects on Capitol and the financial system make it difficult for the Compensation Committee to set appropriate company and individual performance criteria for compensation purposes. Additionally, continued economic volatility, and its effects on Capitol’s stock price, may cause the value of stock options and restricted stock units that Capitol has awarded to its Named Executive Officers to fall below levels that the Compensation Committee deems necessary to provide appropriate performance and retention incentives for such officers. Accordingly, the Compensation Committee will continue to exercise discretion in determining compensation for Capitol’s Named Executive Officers to ensure that Capitol continues to meet its compensation philosophies and objectives.

2010 Compensation Decisions

As described above, due to the continuing adverse economic conditions and the challenges facing the financial services industry, no base pay increases were approved for 2009 or 2010, and Capitol’s senior management group agreed to a voluntary 10% salary reduction effective January 2009, which was renewed in 2010.  The Compensation Committee reviewed and approved the request.  The 2008 and 2009 calendar years were extremely challenging for Capitol and the financial services industry, as reflected in the adverse operating performance of Capitol and many other banks across the country, and the extraordinary measures being taken by the federal government to aid companies in the banking industry.  The base pay as approved by the Compensation Committee remained effective as of January 1, 2010.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of Capitol has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that it be included in this Proxy Statement and in Capitol's Annual Report on Form 10-K for the year ended December 31, 2009.

Compensation Committee
Kathleen A. Gaskin, Chairman
James C. Epolito
Lewis D. Johns

Equity Compensation Plan Information

The following table summarizes information regarding Capitol's equity compensation plans in effect as of December 31, 2009:

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders*	2,165,079	$25.13	44,988
Equity compensation plans not approved by security holders(1)	38,784	21.11	- - -
Equity compensation plans resulting from share exchanges	300,620	21.35	- - -

Total	2,504,483	$24.61	44,988

(1)	Options issued pursuant to employment agreements with various officers of Capitol and its subsidiaries.

* Does not include shares that may be issued if Capitol elects to pay awards made under the Capitol Bancorp Ltd. Management
   Incentive Plan in the form of shares of Capitol's common stock.  Also does not include shares that were approved to be issued under the 2007 Incentive Plan, which includes a provision increasing the shares available for the plan in an amount equal to
   2% of the outstanding shares of common stock as of December 31 of each year.

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SUMMARY COMPENSATION

The following table sets forth all compensation paid to the Named Executive Officers:

Summary Compensation Table

Name and Principal Position	Year	Salary($)		Bonus ($)(1)	Stock Awards ($)(2)		Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)		Change in Pension Value ($)	All Other Compensation ($)		Total ($)

Joseph D. Reid	2009	$776,154	(3)	-0-	$28,379	(4)	$143,570		—		N/A	$22,293	(8)	$970,396
Chief Executive Officer and	2008	900,000		-0-	99,996	(4)	—		$100,000	(5)	N/A	52,114	(9)	1,152,110
Chairman	2007	960,769		-0-	—		236,423	(7)	—	(5)	N/A	21,915	(10)	1,219,107

Lee W. Hendrickson	2009	383,760		-0-	17,824	(6)	68,020		—		$29,232	11,820	(11)	510,656
Chief Financial Officer	2008	426,400		-0-	17,824	(6)	—		—		27,067	18,400	(12)	489,691
	2007	412,615		-0-	17,824	(6)	—		—		25,062	25,049	(13)	480,550

John S. Lewis(14)	2009	392,063		-0-	17,824	(6)	69,492		—		N/A	13,940	(15)	493,319
President of Bank	2008	435,625		-0-	17,824	(6)	—		—		N/A	16,244	(16)	469,693
Performance	2007	417,308		-0-	17,824	(6)	—		—		N/A	22,729	(17)	457,861

Cristin K. Reid	2009	369,000		-0-	17,824	(6)	65,403		—		N/A	11,677	(18)	463,904
Corporate President	2008	410,000		-0-	17,824	(6)	—		—		N/A	18,400	(19)	446,224
	2007	384,615		-0-	17,824	(6)	—		—		N/A	25,049	(20)	427,488

Bruce A. Thomas	2009	313,650		-0-	17,824	(6)	55,593		—		25,659	12,591	(21)	425,317
President of Bank Operations	2008	348,500		-0-	17,824	(6)	—		—		23,758	18,400	(22)	408,482
	2007	332,308		-0-	17,824	(6)	—		—		21,998	25,049	(23)	397,179

(1)	The Named Executive Officers elected to forgo receiving a bonus in 2007, 2008 and 2009 due to the financial performance of Capitol.
(2)
The amounts in these columns reflect the aggregate grant date fair value of stock and option awards during the last three fiscal years computed in accordance with ASC Topic 718. For a discussion of the assumptions made in the valuation of the restricted stock and option awards reported in these columns, please see note J of the Notes to Consolidated Financial Statements in the Financial Information section of Capitol’s 2009 Annual Report, which is incorporated herein by reference.

(3)	Does not fully reflect an additional 20% salary reduction taken in late 2009.
(4)
Mr. Reid received two restricted stock grants on February 6, 2008 totaling 9,812 shares, and two grants on August 7, 2008 totaling 13,478 shares.  Such restricted shares vest on a graded basis on the anniversary of the grant date each year.  Mr. Reid will receive 25% of the grant amount at that time.  The amount reported represents 25% of the grant date fair value reflecting one year's service of the four-year vesting period.

(5)	In 2007, Mr. Reid elected to forgo $300,000 in non-equity incentive compensation due to him under his employment agreement. Similarly, Mr. Reid elected to forgo $100,000 in 2008.
(6)
Mr. Hendrickson, Mr. Lewis, Ms. Reid and Mr. Thomas each received a restricted stock grant of 2,000 shares on April 21, 2006.  Such restricted shares vest on a cliff basis on April 21, 2011 at which time the award becomes 100% vested.  The amount reported is 20% of the grant date fair value reflecting one year's service of the five-year vesting period.   Amount shown represents 2007 amortization of total intrinsic value of the restricted stock award as of the grant date.

(7)	Reflects the vested portion of options awarded (valued by using the Black Scholes valuation model at grant date) pursuant to Mr. Reid's employment contract.
(8)
Includes $1,192 in lease payments and insurance for an automobile provided by the company that was used for personal use, $19,650 for the economic value of a split-dollar life insurance policy paid on his behalf, $1,042 received from dividends received on unvested restricted stock and $409 for life/disability premiums paid on his behalf.

(9)
Includes $6,600 contributed to Capitol's 401(k) plan, $1,192 in lease payments and insurance for an automobile provided by the company that was used for personal use, $19,650 for the economic value of a split-dollar life insurance policy paid on his behalf and $27,672 received from dividends received on unvested restricted stock.

(10)
Includes $6,600 contributed to Capitol's 401(k) plan, $1,191 in lease payments and insurance for an automobile provided by the company that was used for personal use, $14,100 for the economic value of a split-dollar life insurance policy paid on his behalf and $24 from supplemental spousal life insurance premiums paid on his behalf.

(11)	Includes $589 contributed to Capitol's 401(k) plan, a $10,800 automobile allowance, $100 from dividends received on unvested restricted stock and $431 for life/disability premiums paid on his behalf.
(12)	Includes $6,600 contributed to Capitol's 401(k) plan, a $10,800 automobile allowance and $1,000 from dividends received on unvested restricted stock.
(13)
Includes $6,600 contributed to Capitol's 401(k) plan, $5,625 contributed to Capitol's ESOP plan, a $10,800 automobile allowance, $24 relating to supplemental spousal life insurance premiums paid on his behalf and $2,000 from dividends received on unvested restricted stock.

(14)	Mr. Lewis assumed the responsibilities of Chairman and CEO of Sunrise Bank of Arizona, an affiliate of Capitol and will not serve as an officer of Capitol in 2010.
(15)
Includes $2,232 contributed to Capitol's 401(k) plan, a $10,800 automobile allowance, $100 from dividends received on unvested restricted stock and $431 for life/disability premiums paid on his behalf.

(16)	Includes $4,444 contributed to Capitol’s 401(k) plan, a $10,800 automobile allowance and $1,000 from dividends on unvested restricted stock.
(17)
Includes $4,280 contributed to Capitol's 401(k) plan, $5,625 contributed to Capitol's ESOP plan, a $10,800 automobile allowance, $24 relating to supplemental spousal life insurance premiums paid on his behalf and $2,000 from dividends received on unvested restricted stock.

(18)	Includes $346 contributed to Capitol’s 401(k) plan, a $10,800 automobile allowance, $100 from dividends received on unvested restricted stock and $431 for life/disability premiums paid on her behalf.
(19)	Includes $6,600 contributed to Capitol's 401(k) plan, a $10,800 automobile allowance and $1,000 from dividends received on unvested restricted stock.
(20)
Includes $6,600 contributed to Capitol's 401(k) plan, $5,625 contributed to Capitol's ESOP plan, a $10,800 automobile allowance, $24 relating to supplemental spousal life insurance premiums paid on her behalf and $2,000 from dividends received on unvested restricted stock.

(21)
Includes $1,260 contributed to Capitol’s 401(k) plan, a $10,800 automobile allowance, $100 from dividends received on unvested restricted stock and $431 for life/disability premiums paid on his behalf.

(22)	Includes $6,600 contributed to Capitol's 401(k) plan, a $10,800 automobile allowance and $1,000 from dividends received on unvested restricted stock.
(23)
Includes $6,600 contributed to Capitol's 401(k) plan, $5,625 contributed to Capitol's ESOP plan, a $10,800 automobile allowance, $24 relating to supplemental spousal life insurance premiums paid on his behalf and $2,000 from dividends received on unvested restricted stock.

Employment Agreements

Joseph D. Reid

In March 2003, Capitol entered into an employment agreement with Mr. Reid.  The agreement had an initial term of three years, which was set to expire in March 2006.  Pursuant to the terms of the agreement, its employment period is automatically extended for a three-year term on each annual anniversary of the agreement, unless Capitol provides Mr. Reid with notice sixty days prior to such anniversary.  The agreement permits Capitol to give Mr. Reid notice of its intention to stop the automatic renewal, in which case the agreement will expire two years and sixty days from the date of Capitol's notice to him.  Capitol has not provided notice of its intention to stop the automatic renewal in 2009.  Accordingly, the agreement will not expire until at least March 13, 2013.

Capitol is not permitted to reduce Mr. Reid's annual salary at any time during the term of the agreement.  However, Mr. Reid asked for a voluntary reduction in his 2009 compensation totaling 30%, 10% in January 2009 and an additional 20% in October 2009.  During the term of his employment, Mr. Reid will be entitled to an annual cash bonus based on achieving targets for both growth rates for earnings per share and consolidated assets.  Mr. Reid is also entitled to certain long-term incentive compensation consisting of common stock and cash.  Capitol will grant Mr. Reid options to purchase shares of Capitol's common stock at an exercise price equal to the fair market value of Capitol's common stock on the date of such grant based on specific corporate development objectives during the term of the agreement.

In 2006, both Mr. Reid and the Compensation Committee began a review of Mr. Reid's current compensation under the terms of his employment agreement.  At the time the agreement was entered into in 2003, neither Mr. Reid nor the Compensation Committee anticipated the rate of growth of affiliate banks that Capitol had been able to achieve.  Under the terms of the agreement, Mr. Reid was, in part, incentivized to develop new banks, being awarded stock options based on the number of banks developed.

In August 2007, Mr. Reid and Capitol entered into an amendment to his employment agreement which will reduce his total cash compensation and limit the equity incentives paid to him based on the future development of Capitol.  The amendment amended the original agreement as follows:

•	reduce Mr. Reid's salary to $900,000;
•	delete references to Mr. Reid's right to defer his compensation;
•	change the date on which certain amounts are paid to Mr. Reid to avoid any potential issues arising under Section 409A of the Code;
•
revise Mr. Reid's long-term stock award for each new bank or holding company opened or acquired by Capitol (New Affiliate) from an option for 30,000 shares of Capitol's common stock to $50,000 in cash and a restricted stock award for shares of Capitol's common stock having a fair market value of $100,000; and

•	Mr. Reid is not entitled to receive any compensation for more than ten New Affiliates in each fiscal year.

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Lee W. Hendrickson, John S. Lewis, Cristin K. Reid and Bruce A. Thomas

Capitol entered into employment agreements with Ms. Reid and Mr. Thomas in March 2006, and Mr. Hendrickson and Mr. Lewis in March 2008.  Ms. Reid and Messrs. Thomas, Hendrickson and Lewis asked for a voluntary salary reduction of 10% for 2009, and have elected to continue the reduced salary for 2010.  The employment agreements provide for a base salary, discretionary bonus, certain fringe benefits and the right to receive their base salary for a subsequent period of one year should Capitol choose to terminate employment without cause.  The agreements were for a period of five years, with automatic renewal for periods of one year unless either Capitol or the respective executive provided notice to terminate the agreement.  The agreements also include a change in control provision.  Under the terms of the agreements, a change of control is defined as (i) the acquisition by any nonaffiliated entity acquiring Capitol voting stock or irrevocable proxies, or any combination of the two representing 25% or more of the voting securities of Capitol; (ii) the acquisition by any nonaffiliated entity of Capitol of control in any manner of sufficient votes for the election of a majority of the directors of Capitol; or (iii) the sale, transfer or acquisition of all or substantially all of the assets of Capitol to or by any other nonaffiliated entity.  Upon the occurrence of a change of control, if either the employee or Capitol terminates such employee's employment, such executive would receive 299% of his/her base salary.  The change of control payment would be payable at the option of Capitol either in a lump sum or in equal payments over the remaining term of the employment agreement.

The Compensation Committee, which is composed solely of independent directors as defined by the listing standards of the NYSE, may elect to adopt plans or programs providing for additional employee benefits if it determines that doing so is in Capitol's best interests.

GRANTS OF PLAN-BASED AWARDS

The following table shows all plan-based awards granted to the Named Executive Officers during 2009:

Grants of Plan-Based Awards

Estimated Future Payouts Under Equity Incentive Plan Awards

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)

Joseph D. Reid (1)	11/16/09	N/A	N/A	$ 143,570	--	$ 143,570	71,428	$ 2.01
Lee W. Hendrickson	11/16/09	N/A	N/A	68,020	--	68,020	33,841	2.01
John S. Lewis	11/16/09	N/A	N/A	69,492	--	69,492	34,573	2.01
Cristin K. Reid	11/16/09	N/A	N/A	65,403	--	65,403	32,539	2.01
Bruce A. Thomas	11/16/09	N/A	N/A	55,593	--	55,593	27,658	2.01

(1)
Pursuant to his amended Employment Agreement approved in 2007, Mr. Reid is eligible for a cash bonus of 2% of Capitol's net income upon certification of the Compensation Committee that the growth of both Capitol's earnings per share and total assets equals or exceeds 10% of the immediately preceding fiscal year.  No award was earned for 2009.

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Capitol Bancorp Limited 2007 Equity Incentive Plan

The 2007 Incentive Plan provides for the grant of the following types of incentive awards: (i) stock options, (ii) stock appreciation rights, (iii) restricted stock, (iv) restricted stock units, (v) performance shares and performance units, and (vi) other stock awards. Each of these is referred to individually as an "Award."  Those who are eligible for Awards under the 2007 Incentive Plan include employees, directors and consultants who provide services to Capitol and its affiliates.   All employees, officers and directors are eligible to be selected by the Administrator of the 2007 Incentive Plan to receive Awards.  The shareholders have approved up to 350,000 shares of Capitol's common stock for issuance under the 2007 Incentive Plan.  The number of shares available for issuance under the 2007 Incentive Plan will be increased on January 1 of each year, beginning with January 1, 2008, in an amount up to a maximum of two percent (2%) of the outstanding shares on December 31 of the immediately preceding year.

Capitol Bancorp Ltd. Management Incentive Plan

The Capitol Bancorp Ltd. Management Incentive Plan (the MIP) was approved by Capitol's shareholders at the 2003 Annual Meeting of Shareholders.  The MIP provides the Compensation Committee the latitude to establish primarily cash-based incentive compensation programs to promote high performance and achievement of corporate goals by officers, encourage the growth of shareholder value and allow officers to participate in the long-term growth and profitability of Capitol.

Under the MIP, the Compensation Committee may elect to pay out awards in the form of shares of Capitol's common stock.  In issuing such shares as payment of awards under the MIP, the Compensation Committee may establish any conditions or restrictions it deems appropriate.  In 2009, Capitol did not pay out any awards in the form of shares of restricted stock to the Named Executive Officers from the MIP.

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2009 and 2010 Grants

The Compensation Committee awarded stock options to the Named Executive Officers in 2009.  The Compensation Committee has not established guidelines for the grant of plan-based awards for 2010.

The following table sets forth all outstanding equity awards at year-end 2009 for the Named Executive Officers.  Prior to entering into Mr. Reid's employment agreement in 2003, Mr. Reid and Capitol were operating under a prior employment agreement which provided for automatic grants of stock options based on the number of outstanding shares of Capitol.  Such provision of Mr. Reid's original employment agreement was eliminated by the 2003 employment agreement executed by Mr. Reid and Capitol.  Many grants listed below relate to grants made under Mr. Reid's prior employment agreement.

Outstanding Equity Awards at Fiscal Year-End 2009

	Option Awards(1)			Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)

Joseph D. Reid	711	$ 22.28	1/7/10	17,468 (2)	$ 34,237
	576	23.20	1/8/10	—	—
	42,524	21.95	1/17/10	—	—
	553	22.28	1/20/10	—	—
	94	22.50	1/22/10	—	—
	20	23.00	1/22/10	—	—
	60	21.49	2/3/10	—	—
	227	23.37	2/11/10	—	—
	1,736	20.36	2/12/10	—	—
	3,910	17.42	2/15/10	—	—
	907	21.49	2/19/10	—	—
	398	21.03	3/4/10	—	—
	205	21.48	3/6/10	—	—
	241	20.85	3/7/10	—	—
	33,056	21.04	3/10/10	—	—
	11,800	16.40	6/1/10	—	—
	116,136	20.92	7/31/10	—	—
	132,816	32.98	9/23/10	—	—
	60,000	27.04	11/6/10	—	—
	70,285	27.23	12/31/10	—	—
	60,000	25.27	5/25/11	—	—
	10,875	16.40	7/9/11	—	—
	30,000	25.86	8/5/11	—	—
	55,927	16.40	9/30/11	—	—
	30,000	34.31	1/10/12	—	—
	77	16.40	3/15/12	—	—
	30,000	31.86	5/5/12	—	—
	270,000	32.03	6/29/12	—	—
	258,000	37.48	12/30/12	—	—
	150,000	22.46	8/1/14	—	—
	71,428	2.01	11/16/14	—	—

[Continued on the next page.]

Outstanding Equity Awards at Fiscal Year-End 2009

	Option Awards(1)			Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)

Lee W. Hendrickson	1,303	$ 17.42	2/15/10	2,000 (3)	$ 3,920
	50,000	27.05	3/22/10	—	—
	1,050	20.90	8/1/10	—	—
	20,000	30.21	5/16/11	—	—
	33,841	2.01	11/16/14	—	—
John S. Lewis	20,000	30.21	5/16/11	2,000 (3)	3,920
	34,573	2.01	11/16/14	—	—
Cristin K. Reid	1,303	17.42	2/15/10	2,000 (3)	3,920
	20,000	27.05	3/22/10	—	—
	1,050	20.90	8/1/10	—	—
	20,000	30.21	5/16/11	—	—
	32,539	2.01	11/16/14	—	—
Bruce A. Thomas	34,000	27.05	3/22/10	2,000 (3)	3,920
	20,000	30.21	5/16/11	—	—
	27,658	2.01	11/16/14	—	—

(1)	All stock option awards were vested as of December 31, 2009.
(2)
Mr. Reid received two restricted stock grants on February 6, 2008 totaling 9,812 shares, and two grants on August 7, 2008 totaling 13,478 shares.  Such restricted shares vest over a four-year period on a graded basis on the anniversary of the grant date each year.  Mr. Reid receives 25% of the grant amount at each vesting date.

(3)
Mr. Hendrickson, Mr. Lewis, Ms. Reid and Mr. Thomas each received a restricted stock grant of 2,000 shares on April 21, 2006.  Such restricted shares vest on a cliff basis on April 21, 2011 at which time the award becomes 100% vested.

(4)	Based upon Capitol's common stock closing price as of December 31, 2009 of $1.96 per share as reported by the NYSE.

Option Exercises and Stock Vested 2009
	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Joseph D. Reid	—	—	2,452	$ 14,393 (1)
	—	—	3,370	13,986 (2)
Lee W. Hendrickson	—	—	—	—
John S. Lewis	—	—	—	—
Cristin K. Reid	—	—	—	—
Bruce A. Thomas	—	—	—	—

(1)	Value based upon Capitol's common stock price per share as reported by the NYSE on February 5, 2009 ($5.87), the vesting date.
(2)	Value based upon Capitol's common stock price per share as reported by the NYSE on August 6, 2009 ($4.15), the vesting date.

Pension Benefits 2009

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Joseph D. Reid	N/A	N/A	N/A	N/A
Lee W. Hendrickson	Executive Supplemental Income Agreement	15	$ 218,878	—
John S. Lewis	N/A	N/A	N/A	N/A
Cristin K. Reid	N/A	N/A	N/A	N/A
Bruce A. Thomas	Executive Supplemental Income Agreement	11	N/A	—

(1)
Executives become eligible for benefit payments once they have reached 15 years of service and age 65.  The benefit does not increase with additional years of service.  Accordingly, if an executive has more than 15 years of service, the table reflects 15 years.

Executive Supplemental Income Agreements

In an effort to retain the long-term services of certain of its executives, Capitol has entered into executive supplemental income agreements with those executives.  The individual agreements provide for payment of an annual benefit to the subject employee or designated beneficiary, which is approximately equal to a percentage of the annual base salary of each employee, when entered into, for a period up to 15 years in the event of either the employee's retirement or death before attaining retirement age.  Normal retirement age is 65 years of age.  An employee may retire at age 55 with 15 years of service and receive a partial benefit.  The benefit is fixed at the execution of the agreement.  In the event of a change of control of Capitol (as defined in the agreements), which is not approved by Capitol's Board of Directors, each employee can retire with full benefits at any time after attaining the age of 55 without approval of the Board of Directors.  The benefit liabilities under the agreements are covered by life insurance contracts funded by Capitol and/or its subsidiaries.

In calculating the present value of accumulated benefits, Capitol has assumed that each employee would successfully meet the eligibility requirements (i.e., 15 years of continuous service and attainment of age 65).  Capitol has also assumed for such calculation that each employee would retire upon attainment of age 65.  Capitol took the lump sum amount needed to satisfy the benefits for each executive and reduced it to present value using a discount rate of 8%.  Capitol then calculated the number of years remaining until the employee reached age 65.  Finally, Capitol then accrued the cost accordingly to amass the amount needed to fund the annual benefit.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the last completed fiscal year, the voting members of the Compensation Committee were James C. Epolito, Kathleen A. Gaskin and Lewis D. Johns.  Except for Lewis D. Johns, none of these persons were, during such fiscal year, an officer or employee of Capitol or any of its subsidiaries, or was formerly an officer of Capitol or any of its subsidiaries or had any relationship requiring disclosure by Capitol under any paragraph of Item 404 of Regulation S-K of the SEC.  Please see "Certain Relationships and Related Transactions" on page 49 for information on Lewis D. Johns.

No executive officer of Capitol served as a member of a compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another publicly-traded entity, one of whose executive officers served on the Compensation Committee or Board of Directors of Capitol.  No executive officer of Capitol served as a director of another publicly-traded entity, one of whose executive officers served on the Compensation Committee of Capitol. No executive officer of Capitol served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another publicly-traded entity, one of whose executive officers served as a member of the Compensation Committee or as a director of Capitol.

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Director Compensation

The following table sets forth compensation paid to Capitol's non-employee directors in 2009.  Directors who are employees receive no additional compensation for serving on the Board or its committees and are omitted from this table.

Non-Employee Director Compensation in 2009

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)		All Other Compensation ($)(2)	Total ($)
Paul R. Ballard(3)	$23,250	$15,000	(8)	$2,000	$40,250
David L. Becker(3)	18,650	15,000	(9)	2,000	35,650
Michael J. Devine(4)	54,833	15,000	(10)	3,000	72,833
James C. Epolito	7,500	15,000	(11)	1,500	24,000
Gary A. Falkenberg	15,000	15,000	(12)	2,000	32,000
Joel I. Ferguson	13,500	15,000	(13)	2,000	30,500
Kathleen A. Gaskin	7,500	15,000	(14)	2,000	24,500
H. Nicholas Genova(3)	8,250	15,000	(15)	2,000	25,250
Richard A. Henderson(3)	19,550	15,000	(16)	2,000	36,550
Lewis D. Johns	15,000	15,000	(17)	1,500	31,500
Michael L. Kasten(5)	132,500	15,000	(18)	5,000	152,500
Steven L. Maas	10,500	15,000	(19)	2,000	27,500
Lyle W. Miller(6)	63,525	15,000	(20)	2,000	80,525
Myrl D. Nofziger(3)	8,500	15,000	(21)	6,000	29,500
David O'Leary(7)	47,150	15,000	(22)	5,000	67,150
Ronald K. Sable(3)	23,650	15,000	(23)	9,000	47,650

(1)
Capitol's non-employee directors received a $15,000 retainer paid in the form of stock options for service in 2009.   All stock options issued to directors in 2009 were issued under the 2007 Incentive Plan.   The amounts in this column reflect the aggregate grant date fair value of options awards computed in accordance with ASC Topic 718. For a discussion of the assumptions made in the calculation of the option awards reported in this column, please see note J of the Notes to Consolidated Financial Statements in the Financial Information section of Capitol’s 2009 Annual Report, which is incorporated herein by reference.

(2)
All non-employee directors receive a travel allowance per board meeting attended.  Non-employee directors are responsible for payment of their own travel accommodations and do not receive reimbursement for such costs.

(3)	Compensation in 2009 included board fees for service on the board of directors of affiliate(s) of Capitol in 2009.
(4)
Mr. Devine's compensation in 2009 included a $30,833 consulting fee for credit administration/loan portfolio assistance.  Mr. Devine's compensation also included board fees for service on various boards of affiliates of Capitol in 2009.  In addition, Mr. Devine received a travel allowance in the amount of $1,000 to reimburse him for travel to various bank board of directors' meetings.  Mr. Devine resigned from the affiliate bank boards in January 2009.

(5)
Mr. Kasten's compensation in 2009 included fees for service on various boards of directors of affiliates of Capitol in 2009 as well as a fee of $80,000 for his service as Vice Chairman of Capitol.  In addition, Mr. Kasten received a travel allowance in the amount of $3,000 to reimburse him for travel to various bank board of directors' meetings.

(6)	Mr. Miller's compensation included a fee of $50,000 for his service as Vice Chairman of Capitol, as well as board fees for service on the board of an affiliate of Capitol in 2009.
(7)
Mr. O'Leary's compensation included board fees for service on the board of directors of an affiliate of Capitol in 2009, as well as a fee of $25,000 for his service as Secretary of Capitol.  In addition, he received travel allowances for his service on that affiliate board.

(8)	As of December 31, 2009, Mr. Ballard had 15,582 stock options outstanding, all of which are vested.
(9)	As of December 31, 2009, Mr. Becker had 10,691 stock options outstanding, all of which are vested.
(10)	As of December 31, 2009, Mr. Devine had 12,124 stock options outstanding, all of which are vested.
(11)	As of December 31, 2009, Mr. Epolito had 11,424 stock options outstanding, all of which are vested.
(12)	As of December 31, 2009, Dr. Falkenberg had 11,424 stock options outstanding, all of which are vested.
(13)	As of December 31, 2009, Mr. Ferguson had 9,776 stock options outstanding, all of which are vested.
(14)	As of December 31, 2009, Ms. Gaskin had 11,424 stock options outstanding, all of which are vested.
(15)	As of December 31, 2009, Mr. Genova had 10,691 stock options outstanding, all of which are vested.
(16)	As of December 31, 2009, Mr. Henderson had 9,016 stock options outstanding, all of which are vested.
(17)	As of December 31, 2009, Mr. Johns had 11,899 stock options outstanding, all of which are vested.
(18)	As of December 31, 2009, Mr. Kasten had 12,612 stock options outstanding, all of which are vested.
(19)	As of December 31, 2009, Mr. Maas had 4,345 stock options outstanding, all of which are vested.
(20)	As of December 31, 2009, Mr. Miller had 11,518 stock options outstanding, all of which are vested.
(21)	As of December 31, 2009, Mr. Nofziger had 10,691 stock options outstanding, all of which are vested.
(22)	As of December 31, 2009, Mr. O'Leary had 11,559 stock options outstanding, all of which are vested.
(23)	As of December 31, 2009, Mr. Sable had 10,691 stock options outstanding, all of which are vested.

Cash Compensation

Capitol provides non-employee directors the following cash compensation:

•	$1,000 for each board meeting attended in person;
•	$1,000 per committee meeting;
•	$500 per board or committee meeting if participating by phone or electronic means;
•	Chairperson for each committee receives $2,000 per meeting; and
•	Travel allowance of $500 for in-state board meetings and $1,500 for out-of-state board meetings, based on the directors’ residency.

Stock Compensation

•	Stock options with a value of $15,000 are granted annually as a board fee retainer using a Black-Scholes valuation model.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Capitol has entered into certain agreements and maintains various plans that will require Capitol to provide compensation to the Named Executive Officers in the event of a termination of employment or a termination following a change of control of Capitol.  Capitol grants stock options and restricted stock under the 2007 Incentive Plan and the MIP.

Joseph D. Reid

As discussed previously, in 2003, Capitol entered into an employment agreement with Mr. Reid that provided for automatic renewal absent notification to the contrary.  Capitol is permitted to terminate Mr. Reid's employment for two reasons: (1) Death or Disability or (2) Cause.  "Disability" is defined as "the absence of the executive from the executive's duties with Capitol on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by Capitol or its insurers and acceptable to the executive or the executive's legal representative."  "Cause" is defined as "(i) the willful and continued failure of the executive to perform substantially the executive's duties with Capitol or one of its affiliated companies (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the executive by the Board which specifically identifies the manner in which the Board believes that the executive has not substantially performed the executive's duties or (ii) the willful engaging by the executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to Capitol."

Mr. Reid is permitted to terminate employment under the agreement for "Good Reason."  "Good Reason" is defined under the agreement as:

•
The assignment to Mr. Reid of any duties inconsistent in any material respect with Mr. Reid's position, authority, duties or responsibilities as contemplated by Section 2(a) of the agreement, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Capitol promptly after receipt of notice thereof given by Mr. Reid;

•
Failure by Capitol to pay Mr. Reid his compensation under the terms of the agreement, other than an isolated, insubstantial and inadvertent action not taken in bad faith, and which is remedied by Capitol promptly after receipt of notice thereof given by Mr. Reid;

•
Capitol's requiring Mr. Reid to reside at any specific location, it being understood that Mr. Reid maintains multiple residences and offices, or Capitol's requiring the executive to travel on Company business to a greater extent than required immediately prior to the effective date of the agreement or in the event of a change in control, the Company's requiring Mr. Reid to travel in a manner inconsistent with current practice in effect immediately preceding the date of Capitol's change of control;

•	Failure by Capitol to cause a successor to perform Capitol's obligations arising under the agreement; or

•	Upon a change of control of Capitol.

Generally, pursuant to Mr. Reid's employment agreement, a change of control is deemed to occur:

(i)     if any person acquires 20% or more of Capitol's voting securities (other than securities acquired directly from Capitol or its affiliates);

(ii)    if a majority of the directors as of the date of the agreement are replaced other than in specific circumstances;

(iii)   upon the consummation of a merger of Capitol or any subsidiary of Capitol other than (a) a merger which would result in the voting securities of Capitol outstanding immediately prior to the merger continuing to represent at least 50% of the voting power of the securities of Capitol outstanding immediately after such merger, or (b) a merger effected to implement a recapitalization of Capitol in which no person is or becomes the beneficial owner of securities of Capitol representing 20% or more of the combined voting power of Capitol's then-outstanding securities; or

(iv)   upon the liquidation or sale of Capitol's assets, other than a sale or disposition by Capitol of Capitol's assets to an entity of which at least 50% of the voting power is owned by shareholders of Capitol.

If Capitol terminates Mr. Reid's employment for a reason other than Cause or Disability, Capitol must pay Mr. Reid a lump sum within 75 days after termination equal to: (A) the sum of (i) Mr. Reid's annual base salary through the date of termination; and (ii) the product of (x) the higher of the most recent annual bonus and the annual bonus paid or payable for the most recently completed fiscal year and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination and the denominator of which is 365 (the "Accrued Obligations"); and (B) three times both Mr. Reid's annual base salary and Mr. Reid's highest annual bonus.  In addition, Capitol will maintain Mr. Reid's existing welfare benefits at the time of termination for three years.

If Capitol terminates Mr. Reid's employment for Cause or if Mr. Reid voluntarily terminates employment during the Employment Period, except for Good Reason, the agreement shall terminate and Capitol must pay Mr. Reid in a lump sum within 30 days of the date of termination: (A) his annual base salary through the date of termination, and (B) other benefits, in each case to the extent theretofore unpaid.  If termination occurs as a result of Disability or Death, Capitol is not responsible for any termination payments other than for payment of Accrued Obligations, the timely payment or provision of Other Benefits and Capitol's obligations under the Securities Repurchase Agreement.

If Capitol terminates Mr. Reid's employment within two years of a Change of Control for a reason other than Cause or Disability, or Mr. Reid terminates the agreement for Good Cause, Capitol must pay Mr. Reid in a lump sum within 30 days after termination: (A) the Accrued Obligations; and (B) three times the sum of Mr. Reid's annual base salary, the highest annual bonus and the aggregate amount of employer contributions to any qualified defined contribution plans for the most recently completed plan year.  In addition, Capitol will maintain Mr. Reid's existing welfare benefits at the time of termination for three years.

Lee W. Hendrickson, John S. Lewis, Cristin K. Reid and Bruce A. Thomas

Capitol entered into employment agreements with Ms. Reid and Mr. Thomas in 2006, and Mr. Hendrickson and Mr. Lewis in 2008 that provided for automatic renewal absent notification to the contrary.  Capitol is permitted to terminate any of the executives' employment at any time with or without cause.  If employment is terminated as a result of the executive's death, Capitol is obligated to pay their respective estates his/her salary for the remainder of the calendar month in which his/her death shall have occurred.  If Capitol terminates employment without cause, it must pay the executive his/her base salary for a period of one (1) year.

These employment agreements additionally have a change in control provision.  Upon the occurrence of a change of control, if the executive or Capitol terminates the employment agreement, the employee would receive 299% of his/her base salary.  The change of control payment is payable at the option of Capitol either in a lump sum or in equal payments over the remaining term of the employment agreement.

The following table summarizes the approximate value of the termination payments and benefits that the Named Executive Officers would have received if their employment had been terminated on December 31, 2009 under the circumstances shown.  The table excludes (i) amounts accrued through December 31, 2009 that would be paid in the normal course of continued employment, such as accrued but unpaid salary and bonus amounts and (ii) vested account balances under Capitol’s 401(k) profit sharing plan.

Executive Benefits and Payments Upon Termination

		No change of control	Following a change of control*
	Voluntary termination or termination for cause	Involuntary termination not for cause	Involuntary or voluntary termination

Joseph D. Reid	$ 0	$2,726,477	$2,726,477

Lee W. Hendrickson	N/A	426,400	1,274,936

John S. Lewis	N/A	435,625	1,302,519

Cristin K. Reid	N/A	410,000	1,225,900

Bruce A. Thomas	N/A	348,500	1,042,015
                   * Certain other executive officers of Capitol have entered into change of control agreements.

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STOCK OWNERSHIP

The following table sets forth information as of February 16, 2010 regarding each person (including any group as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934) who was known to be the beneficial owner of more than 5% of Capitol's common stock as of that date, each of the directors (including each nominee for election as a director), the Chief Executive Officer and the four other Named Executive Officers, and all directors and executive officers as a group including the Named Executive Officers:

Name of Beneficial Owner	Common Stock(1)(2)(3)	Rights to Acquire(4)	Restricted Stock(5)	Percent of Common Stock(6)

Dimensional Fund Advisors, LP* Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	1,217,238	—	—	6.95%

Joseph D. Reid Capitol Bancorp Center 200 N. Washington Square Lansing, MI, 48933	1,027,283	1,392,151	15,016	12.86%
Michael L. Kasten(7)	255,629	24,150	—	1.59%
Lyle W. Miller(8)	112,492	23,056	—	**
David O'Leary (9)	85,690	23,097	—	**
Paul R. Ballard	103,248	27,120	—	**
David L. Becker	84,854	22,229	—	**
Michael J. Devine	16,202	23,662	—	**
James C. Epolito	4,210	22,962	—	**
Gary A. Falkenberg	64,149	22,962	—	**
Joel I. Ferguson(10)	134,152	21,314	—	**
Kathleen A. Gaskin	39,601	22,962	—	**
H. Nicholas Genova	16,521	22,229	—	**
Richard A. Henderson	9,314	20,554	—	**
Lewis D. Johns	250,963	23,437	—	1.56%
Steven L. Maas(11)	104,960	15,883	—	**
Myrl D. Nofziger	63,398	22,229	—	**
Cristin K. Reid(12)	59,254	74,892	2,000	**
Ronald K. Sable	37,833	22,229	—	**
Lee W. Hendrickson(13)	22,355	106,194	2,000	**
John S. Lewis***	34,599	54,573	2,000	**
Bruce A. Thomas	15,079	81,658	2,000	**
All directors and executive officers as a group (48 Persons)(14)	2,947,007	2,352,363	54,516	26.91%

*      Dimensional Fund Advisors, LP is not affiliated with Capitol.  The number of shares and percent of common stock reported above are based on Schedule 13G filed by Dimensional Fund Advisors, LP as of December 31, 2009.
**    Less than 1%
***  Mr. Lewis assumed the responsibilities of Chairman and CEO of Sunrise Bank of Arizona, an affiliate of Capitol, and will not serve as an officer of Capitol in 2010.

(1)
Represents shares for which the named person (a) has sole voting and investment power or (b) has shared voting and investment power. Excluded are shares that (i) are restricted stock holdings or (ii) may be acquired through stock option or warrant exercises.

(2)	Includes shares held in Capitol's 401(k) plan: 24,805 for Mr. Reid; 681 for Mr. Lewis; 12,484 for Ms. Reid; and 548 for Mr. Thomas.
(3)	Includes shares allocated and held in Capitol's ESOP: 3,371 for Ms. Reid; 3,278 for Mr. Hendrickson; 1,655 for Mr. Lewis and 2,718 for Mr. Thomas.
(4)	Represents shares of common stock that can be acquired through stock options exercisable within sixty days after February 16, 2010.
(5)
Represents shares of common stock subject to a vesting schedule, achievement of certain performance criteria, forfeiture risk and other restrictions. Although these shares are subject to forfeiture provisions, the holder has the right to vote the shares and receive dividends until they are forfeited.

(6)	Assumes shares that such person has rights to acquire are outstanding.
(7)	Mr. Kasten reported 80,000 shares pledged as security.
(8)	Mr. Miller reported 35,300 shares pledged as security.
(9)	Mr. O’Leary reported 51,201 shares pledged as security.
(10)	Mr. Ferguson reported 3,000 shares pledged as security.
(11)	Mr. Maas reported 7,498 shares pledged as security.
(12)	Ms. Reid reported 1,461 shares pledged as security. Excludes 59,619 stock options and 2,000 shares of restricted stock held by Brian K. English, Capitol's General Counsel and Ms. Reid's husband.
(13)	Mr. Hendrickson reported 4,394 shares pledged as security.
(14)
Includes 108,844 shares held in Capitol's 401(k) Plan, 66,311 shares allocated and held in Capitol's ESOP, and 103,254 shares allocated and held in Capitol's Directors' Deferred Compensation Plan.  As a group, all directors and executive officers have 201,474 shares pledged as security.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Rules and regulations promulgated by the SEC require periodic reporting of the beneficial ownership of and transactions involving Capitol's securities relating to directors, officers and beneficial owners of 10% or more of Capitol's securities.  Under those rules and regulations, it is required that certain acquisitions and divestitures of Capitol's securities be disclosed via reports filed within prescribed time limits.  Based on Capitol's review of filings made during the year ended December 31, 2009, there were five individuals who completed transactions which were not reported timely pursuant to the filing requirements.

Joel I. Ferguson, a member of the Board of Directors, failed to timely report a purchase of shares in July 2009 on a Form 4.  A distribution of shares from Capitol’s Directors’ Deferred Compensation Plan was not timely reported for Richard Henderson, a member of the Board of Directors, in July 2009 on a Form 4.  A Form 4 was not timely filed for Robert Hogan, President and CEO of Capitol Wealth Advisors, an affiliate of Capitol, following the cancelation of shares used for withholding in April 2008 and April 2009, and a Form 4 was not timely filed to report two sales of shares in September 2008 and March 2009.  Bruce Jones, President of Southeast Region for Capitol, failed to timely report a purchase of shares in July 2006 on Form 4.  Options granted in 2004 to Gary Weitner, a Senior Vice President of Credit Administration for Capitol, were not timely reported on a Form 4.

EXECUTIVE OFFICERS

Capitol's current executive officers are as follows:

Name	Age	Position with Capitol	Officer Since

Joseph D. Reid	67	Chairman of the Board and CEO	1988
Gregory R. Bixby	44	Chief Information Officer	2007
Brian K. English	44	General Counsel	2001
David D. Fortune	50	Chief Credit Officer	2004
Lee W. Hendrickson	54	Chief Financial Officer	1991
Robert R. Hogan	50	President and CEO of Capitol Wealth Advisors, an affiliate of Capitol	2005
Michael M. Moran	50	Chief of Capital Markets	2000
Cristin K. Reid	41	Corporate President	1997
Todd C. Surline	51	Chief Administrative Officer	2007
Bruce A. Thomas	52	President of Bank Operations	1998
Stephen D. Todd	59	Chief of Bank Performance	2000

For more information with respect to Mr. Reid and Ms. Reid, see Nominees for Election as a Director for Term Expiring in 2013 and Information Regarding Capitol's Directors Not Currently Up For Election.

Gregory R. Bixby – Mr. Bixby became Capitol's Chief Information Officer in January 2007.  Prior to that time, he was Chief Information Officer for Republic Bancorp, Inc.

Brian K. English – Mr. English has served in his current capacity as General Counsel since 2001.

David D. Fortune – Mr. Fortune has served as Chief Credit Officer for Capitol since 2004.  Prior to that time, he was a Senior Vice President/Credit Administration for Capitol.

Lee W. Hendrickson – Mr. Hendrickson has served as the Chief Financial Officer for Capitol since 1991.

Robert R. Hogan – Mr. Hogan joined Capitol in 2005 as the President and CEO of its wealth management affiliate, Capitol Wealth Advisors.  Prior to that time, he served as Managing Director and Chief Operations Officer for Banc of America Securities, LLC.

Michael M. Moran – Mr. Moran joined Capitol in 2000 as the Executive Vice President of Corporate Development and currently serves as Chief of Capital Markets.

Todd C. Surline – Mr. Surline joined Capitol in 2007 as Chief of Human Capital Management.  He previously served as Vice President of Human Resources of Michigan State University Federal Credit Union.  He currently serves as Chief Administrative Officer.

Bruce A. Thomas – Mr. Thomas joined Capitol in 1998 as Senior Vice President of Risk Management.  He has also served as Chief Operating Officer and President of the Eastern Regions, and currently serves as President of Bank Operations.

Stephen D. Todd – Mr. Todd joined Capitol in 2000 as Director of Bank Performance, and has also served as President of the Southwest Region and Chief of Bank Financial Analysis of Capitol.  He currently serves as Chief of Bank Performance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions

Capitol's banking subsidiaries have, in the normal course of business, made loans to certain directors and officers of Capitol and its subsidiaries and to organizations in which certain directors and officers have an interest.  In the opinion of management, such loans were made in the ordinary course of business and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties and did not involve more than the normal risk of collectability or present other unfavorable features.

Capitol's subsidiary bank, Michigan Commerce Bank (MCB), leases its Brighton banking facility from Tri-O Development, of which three of David O'Leary's adult children are members.  Rent paid by MCB to the leasing entity amounted to $245,738 in 2009. Additionally, MCB leases its Ann Arbor banking facility from South State Commerce Center L.L.C.  Lyle W. Miller's Trust owns a 10% membership interest, H. Nicholas Genova's IRA owns a 10% membership interest and Kathleen A. Gaskin owns a 5% membership interest.  Rent paid by MCB for the Ann Arbor facility amounted to $557,368 in 2009, and maintenance fees amounted to $50,337.  Capitol and its subsidiary bank, Capitol National Bank, paid rent of $927,981 in 2009 for their principal offices at the Capitol Bancorp Center, 200 N. Washington Square, Lansing, Michigan and the adjacent Phoenix Building to Business & Trade Center Limited, a Michigan limited partnership of which Joseph D. Reid and Lewis D. Johns are partners.  Additionally, the cost of leasehold improvements and routine maintenance made in 2009 was $133,246.  The lease rates represent what Capitol believes to be fair market value in the respective markets.  All leasing arrangements which involve insiders have been approved by Capitol's Ethics Committee and reported to bank regulatory agencies prior to their commencement.

Brian K. English, Capitol's General Counsel, is licensed to practice law in Arizona, Colorado, Michigan and Ohio.  Mr. English is the son-in-law of Joseph D. Reid and the husband of Cristin K. Reid.  Mr. English was paid $223,338 in 2009.  In 2009, Capitol employed Joseph D. Reid III, an attorney and Capitol's Chief of Bank Development. He is the son of Joseph D. Reid and the brother of Cristin K. Reid and was paid $185,400 in 2009.  Capitol also employs Kelly D. Miller, Director of Specialty Finance, however, he is not a policy-making officer of Capitol.  He is the son of Lyle W. Miller and was paid $161,000 in 2009.

Capitol and its subsidiaries, on a consolidated basis, own approximately 30% of the outstanding membership interests of Access BIDCO, LLC, with an aggregate carrying value of $1,926,205 at December 31, 2009. Joseph D. Reid, Capitol's Chairman and CEO, serves as Chairman and Chief Executive Officer of Access BIDCO, LLC.  Lee W. Hendrickson, Capitol's Chief Financial Officer, serves as Access BIDCO, LLC's Chief Financial Officer, Secretary and Treasurer and certain other individuals who serve as directors of Access BIDCO, LLC also serve as officers and/or directors of Capitol and/or its affiliates.  Effective January 2010, Joseph D. Reid III was appointed President and Chief Operating Officer of Access BIDCO, LLC and its subsidiary.

Review of Related Person Transactions

Capitol has written procedures for reviewing transactions between Capitol and its directors and executive officers, their immediate family members and entities with which they have a position of responsibility or relationship.  These procedures are intended to determine whether any such related person transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer.

Capitol annually requires each of its directors and executive officers to complete a questionnaire that collects information about related person transactions. Executive management reviews all transactions and relationships disclosed in the director and officer questionnaires, and brings to the attention of the Ethics Committee and the Board of Directors any matters warranting their attention as well as the availability of the questionnaires for their review.  The Board of Directors makes a formal determination regarding each director's independence under Capitol's Corporate Governance Guidelines.

In addition to the Ethics Committee's review, the Board of Directors is regularly reminded to discuss any proposed transaction involving the director and Capitol with its General Counsel's office prior to engaging in any such transaction. Members of Capitol's legal department are also instructed to inform Capitol's General Counsel of any transaction between a director and Capitol that comes to their attention.

Upon receiving any notice of a related person transaction involving a director, Capitol's General Counsel will discuss the transaction with the Chair of Capitol's Ethics Committee. If the transaction has not yet occurred and any likelihood exists that the transaction could impair the director's independence or would present a conflict of interest for the director, Capitol's General Counsel will discuss the transaction and its ramifications with the director before the transaction occurs.

If the transaction has already occurred, Capitol's General Counsel and the Chair of Capitol's Ethics Committee will review whether the transaction could affect the director's independence and determine whether a special Board meeting should be called to consider the issue.  If a special Board meeting is called and the director is determined to no longer be independent, such director, if he/she serves on any of the Audit, Nominating and Governance or Compensation committees, will be removed from such committee prior to (or otherwise will not participate in) any future meeting of the applicable committee.  If the transaction presents a conflict of interest, the Board will determine the appropriate response.

Upon receiving notice of any transaction between Capitol and an executive officer that may present a conflict of interest, Capitol's General Counsel will discuss the transaction with Capitol's CEO (or, if the transaction involves the CEO, the Chair of the Audit Committee) to determine whether the transaction could present a conflict of interest.  If the transaction has already occurred and a determination is made that a conflict of interest exists, the General Counsel, CEO and Chair of the Ethics Committee will determine the appropriate response.

Capitol's procedures for reviewing related person transactions do not require the approval or ratification of such transactions.  Accordingly, the related person transactions described above were not approved or ratified by Capitol.

PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of Capitol Bancorp has selected BDO Seidman, LLP, (BDO), independent auditors, to audit Capitol's financial statements and internal control over financial reporting for the year ending December 31, 2010, and recommends that shareholders vote for ratification of such appointment.

BDO has served as Capitol's independent auditors since 1994.  Capitol's Audit Committee and Board of Directors believe they are well qualified to act in that capacity again this year.  As a matter of good corporate governance, the selection of BDO is being submitted to shareholders for ratification.  In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection.  Even if BDO is ratified as independent auditors by the shareholders, the Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of Capitol and its shareholders.

CAPITOL BANCORP'S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS
PROPOSAL TO RATIFY THE APPOINTMENT OF BDO SEIDMAN, LLP AS INDEPENDENT AUDITORS.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Representatives of BDO Seidman, LLP, will be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.  The following is a summary of BDO Seidman, LLP's fees for professional services rendered to Capitol during 2009 and 2008, which fees totaled $1,071,320 and $830,678, respectively, and are categorized in accordance with the SEC's rules on auditor independence:

Audit Fees

BDO Seidman, LLP's fees totaled $1,007,196 and $776,543 in connection with the audit of Capitol's consolidated financial statements and internal control over financial reporting and reviews of the financial statements included in Capitol's quarterly reports on Form 10-Q for the years ended December 31, 2009 and 2008, respectively.  In addition, audit fees incorporate BDO Seidman, LLP’s audits of certain bank and bank-development subsidiaries of Capitol, including work relating to the three-year audit and Form 10 of Michigan Commerce Bancorp Limited in conjunction with the proposed spin-off transaction.  Audit fees also include fees for audit services related to registration statements.

Audit Related Fees

Capitol paid BDO Seidman, LLP, $60,600 and $52,375 during 2009 and 2008, respectively, for audit related services, including audits of employee benefit plans and other attest services rendered to Capitol that are required by statute or regulation.  Charges for services relating to registration statements are included in the fees for audit related services.

Tax Fees

BDO Seidman, LLP, was paid $3,524 and $1,760 during 2009 and 2008, respectively, for federal tax return assistance related to employee benefit plans for Capitol and its subsidiaries.

All Other Fees

BDO Seidman, LLP, did not perform any other services during 2009 or 2008 for Capitol.

The Audit Committee has considered whether the provision of services described under the headings "Tax Fees" and "All Other Fees" is compatible with maintaining BDO Seidman, LLP's independence.  Based on its consideration of the nature of work performed and amount of the fees paid to BDO Seidman, LLP for those services, Capitol's Audit Committee concluded the provision of such services is compatible with maintaining BDO Seidman, LLP's independence.

Capitol's Audit Committee's current policy requires pre-approval of all audit and non-audit services provided by the independent registered public accounting firm before such firm begins substantial performance of any engagement.  The Audit Committee may delegate authority to a member of the Audit Committee to pre-approve the engagement of independent registered public accounting firms when the entire committee is unable to do so.  All such pre-approvals must be reported to the entire committee at the next committee meeting.  The Audit Committee's pre-approval policy prohibits BDO Seidman, LLP from providing any nonaudit services that are prohibited by the SEC or the Public Company Accounting Oversight Board.  All fees paid to BDO Seidman, LLP for services performed in 2008 and 2009 were pre-approved pursuant to this policy.

OTHER MATTERS

Capitol's Board of Directors is not aware of any business to come before the Annual Meeting other than those matters described in this Proxy Statement.  However, if any other matters should properly come before the Annual Meeting, including matters relating to the conduct of the Annual Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of those voting the proxies.

MISCELLANEOUS

The cost of solicitation of proxies will be borne by Capitol.  In addition to solicitations by mail, directors, officers and other employees of Capitol may solicit proxies personally or by telephone without additional compensation.

ANNUAL REPORT ON FORM 10-K

Copies of Capitol's Annual Report on Form 10-K, without exhibits, may be obtained without charge from Capitol's Secretary, Capitol Bancorp Limited, Capitol Bancorp Center, 200 N. Washington Square, Lansing, MI 48933 or by telephone at (517) 487-6555.  You may also view a copy of the Form 10-K, when available, electronically by accessing Capitol's website www.capitolbancorp.com.  Additionally, in accordance with new rules issued by the SEC, you may access Capitol's 2009 Annual Report at http://www.capitolbancorp.com/AR2009, which does not have “cookies” that identify visitors to the site.

Form 10-K and certain other periodic filings are filed electronically with the SEC.  The SEC's website address is www.sec.gov. Capitol's filings with the SEC can also be accessed through Capitol's website, www.capitolbancorp.com.

NO INCORPORATION BY REFERENCE

In Capitol's filings with the SEC, information is sometimes "incorporated by reference."  This means that Capitol is referring you to information that has previously been filed with the SEC and the information should be considered as part of this filing.  Based on SEC regulations, the "Audit Committee Report" and the "Compensation Committee Report" specifically are not incorporated by reference into any other filings with the SEC.  In addition, this Proxy Statement includes several website addresses.  Those website addresses are intended to provide inactive, textual references only.  The information on those websites is not part of this Proxy Statement.

"HOUSEHOLDING" OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports by delivering a single notice or set of proxy materials to one address shared by two or more of Capitol’s shareholders.  This process, which is commonly referred to as "householding," potentially provides extra convenience for shareholders and cost savings for companies.  Capitol only sends one proxy statement to shareholders who share the same address and name unless Capitol has received contrary instructions.  If each shareholder desires to have their own copy, they may notify Capitol of that fact either orally or in writing.  Notifications can be directed to Capitol Bancorp Limited, Capitol Bancorp Center, 200 N. Washington Square, Lansing, MI 48933 or by telephone at (517) 487-6555.  Similarly, shareholders may also contact Capitol if they receive multiple copies of the proxy materials and would prefer to receive a single copy in the future.

ELECTRONIC ACCESS TO PROXY MATERIALS AND ANNUAL REPORT

Shareholders can elect to view future proxy statements and annual reports over the Internet instead of receiving copies in the mail and thus can save Capitol the cost of producing and mailing these documents.  You will be responsible for any costs normally associated with electronic access, such as usage and telephonic charges.

Instructions for registered shareholders who have access to the Internet and agree to receive future annual reports and other proxy materials by accessing Capitol's website (www.capitolbancorp.com) can be found at www.proxyvote.com.  If you hold your common stock of Capitol in nominee name (such as through a broker), check the information provided by your nominee for instructions on how to elect to view future proxy statements and annual reports over the Internet.  Shareholders who choose to view future proxy statements and annual reports over the Internet will receive instructions containing the Internet address of those materials, as well as voting instructions, approximately four weeks before future meetings.  Additionally, in accordance with new rules issued by the Securities and Exchange Commission, you may access Capitol's 2009 Annual Report and this Proxy Statement at www.capitolbancorp.com/AR2009, which does not have “cookies” that identify visitors to the site.

If you enroll to view Capitol's future annual report and proxy statement electronically and vote your shares over the Internet, your enrollment will remain in effect for all future shareholders' meetings until you cancel it.  To cancel, registered shareholders should access www.proxyvote.com and follow the instructions to cancel your enrollment.  If you hold your stock in nominee name, check the information provided by your nominee holder for instructions on how to cancel your enrollment.

If at any time you would like to receive a paper copy of the annual report or this Proxy Statement, please write to Capitol's Secretary, Capitol Bancorp Limited, Capitol Bancorp Center, 200 N. Washington Square, Lansing, Michigan 48933 or by telephone at (517) 487-6555.

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains statements and estimates relating to future compensation of the Named Executive Officers that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  Actual compensation may differ materially from that projected as a result of certain facts and uncertainties, including but not limited to timing of and reason for termination of employment; compensation levels and outstanding equity and incentive awards at the time of termination; and age and length of service at the time of termination; as well as other facts and uncertainties, including but not limited to those detailed herein and from time to time in other filings of Capitol with the SEC. These forward-looking statements are made only as of the date hereof, and Capitol undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

SHAREHOLDER PROPOSALS

Shareholder Proposals for Inclusion in 2011 Proxy Statement

In order for a shareholder proposal to be considered for inclusion in Capitol's proxy statement for the 2011 Annual Meeting, the written proposal must be received at Capitol's main office at Capitol Bancorp Center, 200 N. Washington Square, Lansing, MI 48933, Attention: Secretary, on or before November 19, 2010.  The use of certified mail, return receipt requested is advised if submitting such a proposal.  The proposal must comply with SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

Other Shareholder Proposals for Presentation at 2011 Annual Meeting

Capitol's bylaws provide that a shareholder may nominate a director for election at the annual meeting or may present from the floor a proposal that is not included in the proxy statement if proper written notice is received by the Secretary of Capitol at its principal executive offices in Lansing, Michigan, at least 120 days but no more than 180 days in advance of the anniversary of the prior year's annual meeting.  For the 2011 Annual Meeting, director nominations and shareholder proposals must be received no later than December 29, 2010 and no earlier than October 30, 2010.  The nomination or proposal must contain the specific information required by Capitol's bylaws.  You may request a copy of Capitol's bylaws by contacting Capitol's Secretary, Capitol Bancorp Limited, Capitol Bancorp Center, 200 N. Washington Square, Lansing, Michigan 48933, or by telephone at (517) 487-6555.  Shareholder proposals that are received by Capitol after December 29, 2010, may not be presented in any manner at the 2011 Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

JOSEPH D. REID
Chairman and Chief Executive Officer

CAPITOL BANCORP LIMITED

*200 N. WASHINGTON SQUARE*
*LANSING, MI 48933*

**VOTE BY INTERNET - www.proxyvote.com**
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

**ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS**
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL OR FAX**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Capitol Bancorp Limited, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

**If you are concerned that your proxy will not reach New York in time, you may fax your vote to: (517) 374-2576.**

If you have not voted via the Internet or Telephone, fold along the perforation, detach and return the bottom portion in the enclosed envelope.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M21683-P91503 KEEP THIS PORTION FOR YOUR RECORDS

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.** DETACH AND RETURN THIS PORTION ONLY

CAPITOL BANCORP LIMITED

**The Board of Directors recommends that you vote FOR the following proposals:**

| | For All | Withhold All | For All Except |
|---|---|---|---|
| 1. Election of Directors | ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

______________________________

**Class III Directors (to serve until the annual meeting in 2013):**

01) Joseph D. Reid
02) Michael L. Kasten
03) David L. Becker
04) James C. Epolito
05) Kathleen A. Gaskin
06) Ronald K. Sable

**NOTE:** In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date